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SOUTHWESTERN ELECTRIC POWER COMPANY

1 Riverside Plaza

Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF

    SOUTHWESTERN ELECTRIC POWER COMPANY:

The annual meeting of the shareholders of Southwestern Electric Power Company will be held on Tuesday, May 4, 2010, at 10:45 a.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio, for the following purposes:

1.	To elect ten directors of the Company to hold office for one year or until their successors are elected and qualified; and

2.	To transact such other business (none known as of the date of this notice) as may legally come before the meeting or any adjournment thereof.

Only holders of record of Common Stock and Cumulative Preferred Stock, par value $100 per share, at the close of business on March 16, 2010 are entitled to notice of and to vote at the annual meeting.

THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

JOHN B. KEANE,

Secretary

March 19, 2010

INFORMATION STATEMENT

This information statement is being furnished in connection with the annual meeting of shareholders of Southwestern Electric Power Company (the Company), to be held on Tuesday, May 4, 2010 at 10:45 a.m. at the principal office of American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Voting at Meeting

On March 16, 2010, the date for determining shareholders entitled to notice of and to vote at the meeting, there were 46,966 shares of Cumulative Preferred Stock, par value $100 per share, and 7,536,640 shares of Common Stock outstanding.

Each holder of Cumulative Preferred Stock, par value $100 per share, and each holder of Common Stock has the right to one vote for each share outstanding in such holder’s name on the books of the Company at the close of business on March 16, 2010 for the election of directors and on any other business which may come before the meeting.

Principal Shareholders

American Electric Power Company, Inc. (AEP), 1 Riverside Plaza, Columbus, Ohio 43215, a public utility holding company, owns all of the Company’s outstanding Common Stock. The Common Stock represents approximately 99% of the combined voting power of the capital stock of the Company entitled to vote at the meeting. As a result, the Company is a “controlled company” as defined by the New York Stock Exchange (NYSE) listing standards. The Company lists only preferred stock on the NYSE. The Company does not have standing audit, nominating or compensation committees.

AEP also owns, directly or indirectly, all of the common stock of the other companies which constitute the American Electric Power System (the AEP System). The AEP System is an integrated electric utility system and, as a result, the member companies of the AEP System, including the Company, have contractual, financial and other business relationships with the other member companies, such as participation in the AEP System savings and retirement plans and tax returns; sales of electricity; and sales, transportation and handling of fuel. American Electric Power Service Corporation (the Service Corporation), a wholly-owned subsidiary of AEP, renders management, advisory, engineering and other similar services at cost to the principal operating companies of the AEP System, including the Company.

ELECTION OF DIRECTORS

Ten directors are to be elected to hold office for one year or until their successors are elected and qualified. The Company has been informed that AEP will nominate, and cast the votes of all of the outstanding shares of Common Stock for, the persons named below. In the event that any of such persons should unexpectedly be unable to stand for election, AEP has informed the Company that it will cast its votes for a substitute chosen by the Board of Directors of the Company and approved by AEP.

The following brief biographies of the nominees include their ages as of March 1, 2010, an account of their business experience and the names of certain publicly-held corporations of which they are also directors.

Name	Age	Business Experience
MICHAEL G. MORRIS	63	Chairman of the board, chief executive officer and director of the Company and chairman of the board, chief executive officer, president and director of AEP and the Service Corporation. A director of Alcoa Inc. and The Hartford Financial Services Group, Inc. Chairman of the board, chief executive officer and director of certain other AEP System companies.

NICHOLAS K. AKINS	49	Vice president and director of the Company, executive vice president of AEP and executive vice president-generation of the Service Corporation. Became vice president-energy delivery business development of the Service Corporation in 2001, became vice president-energy market services in 2002, was appointed president and chief operating officer of Southwestern Electric Power Company in 2004 and assumed his current position in 2006. A vice president and director of certain other AEP System companies.

Name	Age	Business Experience
CARL L. ENGLISH	63	Vice president and director of the Company, chief operating officer of AEP and chief operating officer and director of the Service Corporation. From 1999-2004 was president and chief executive officer of Consumers Energy gas division. Joined AEP as president-utility group in 2004 and assumed his current position in 2008. A vice president and director of certain other AEP System companies.

JOHN B. KEANE	63	Vice president and director of the Company, executive vice president, general counsel and secretary of AEP and executive vice president, general counsel, secretary and director of the Service Corporation. Was president of Bainbridge Crossing Advisors from 2003-2004 and vice president-administration-Northeast Utilities from 1998-2002. A director of certain other AEP System companies.

RICHARD E. MUNCZINSKI	57	Vice president and director of the Company, senior vice president of AEP and senior vice president-regulatory services and director of the Service Corporation. Joined the Service Corporation in 1978, became vice president-regulatory services in 1996, senior vice president-corporate planning and budgeting in 1998, became senior vice president-shared services in 2008 and assumed his current position in 2009. Vice president and director of certain other AEP System companies.

CHARLES R. PATTON	50	Vice chairman of the board, vice president and director of the Company and executive vice president-AEP utilities west of the Service Corporation. Joined the Service Corporation in 2000, became vice president of governmental affairs in 2002, became president and chief operating officer of AEP Texas Central Company, an affiliate of the Company, in 2004, became senior vice president-regulatory and public policy in 2008 and assumed his present position in 2009. Vice chairman, vice president and director of certain other AEP System companies.

ROBERT P. POWERS	52	Vice president and director of the Company, president-AEP utilities of AEP and president-AEP utilities and director of the Service Corporation. Joined the Service Corporation in 1998 as senior vice president-nuclear generation, became senior vice president-nuclear operations in 2000, executive vice president-nuclear generation and technical services in 2001, executive vice president-generation in 2003, executive vice president of AEP in 2006 and assumed his present position in 2008. Vice president and director of certain other AEP System companies.

BRIAN X. TIERNEY	42	Vice president and director of the Company, executive vice president of AEP and executive vice president and chief financial officer of the Service Corporation. Joined the Service Corporation in 1998 and was appointed senior vice president-energy marketing in 2003, became senior vice president-commercial operations in 2005, became executive vie president-AEP utilities east in 2006 and assumed his present position in 2009. Vice president and director of certain other AEP System companies.

SUSAN TOMASKY	56	Vice president and director of the Company, executive vice president of AEP, and president-AEP transmission and director of the Service Corporation. Joined the Service Corporation in 1998 as senior vice president, general counsel and secretary, became executive vice president-legal, policy and corporate communications in 2000, vice president and chief financial officer of AEP and executive vice president-policy finance and strategic planning of the Service Corporation in 2001, executive vice present and chief financial officer in 2004, executive vice president-shared services of the Service Corporation in 2006 and assumed her present position in 2008. Vice president and director of certain other AEP System companies.

DENNIS E. WELCH	58	Vice president and director of the Company, senior vice president of AEP and executive vice president-environment, safety, health and facilities of the Service Corporation. Joined AEP in 2005 as senior vice president and senior vice president-environment and safety of the Service Corporation and assumed his current position in 2008. Was president and chief operating officer of Yankee Energy System, Inc. and Yankee Gas Services Company from 2001 to 2005. A vice president and director of certain other AEP System companies.

Messrs. Morris, Akins, English, Keane, Munczinski, Powers, Tierney and Welch and Ms. Tomasky are directors of AEP Texas Central Company, AEP Texas North Company, Appalachian Power Company, Columbus Southern Power Company, Kentucky Power Company, Ohio Power Company and Southwestern Electric Power Company, all of which are direct or indirect subsidiaries of AEP and have one or more classes of publicly held preferred stock or debt securities. Mr. Patton is a director of AEP Texas Central Company, AEP Texas North Company and Public Service Company of Oklahoma. Messrs. Morris, Akins, English, Powers and Tierney and Ms. Tomasky are directors of Indiana Michigan Power Company. Messrs. Morris, Akins, Keane, Powers and Tierney are also directors of AEP Generating Company, another subsidiary of AEP.

GOVERNANCE POLICIES AND PROCESSES

The Company has reviewed the provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), the rules of the Securities and Exchange Commission (SEC) and the listing standards of the NYSE relating to corporate governance. Based on the SEC’s rule, Standards Relating to Listed Company Audit Committees, the Company is exempt from the audit committee requirements set forth in Section 301 of the Sarbanes-Oxley Act and therefore is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert. The Company is also exempt from a majority of the NYSE’s listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance is in the best interest of the Company’s shareholders.

DIRECTOR NOMINATION PROCESS

The Company does not have a Nominating Committee. The full board identifies director nominees. AEP owns all of the Common Stock, and, as a result, AEP’s affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees.

COMMUNICATIONS TO THE BOARD

Shareholders interested in communicating directly with the Company’s board of directors can contact them by writing c/o Corporate Secretary, Southwestern Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The Corporate Secretary will forward the correspondence to the individual director or directors to whom the correspondence is directed.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of AEP is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary.

CODE OF ETHICS

All of the Company’s directors and officers, including its principal executive, financial and accounting officers are subject to AEP’s Code of Conduct. The AEP Code of Conduct is available on AEP’s website: www.AEP.com.

OTHER BUSINESS

Management does not intend to bring any matters before the meeting other than the election of directors and does not know of any matters that will be brought before the meeting by others.

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of this section, we use the terms “AEP,” the “Company,” “we,” “our” and “us” to refer to American Electric Power Company, Inc. All references to “board of directors”, “board”, or “directors” refer to the board of directors of AEP. All of the executive officers of the Company identified in the Summary Compensation Table are employees of the Service Corporation. The compensation of these executive officers are paid by the Service Corporation. The AEP Human Resources Committee (HR Committee) is responsible for the oversight and administration of the Service Corporation’s executive compensation.

Highlights for 2009

Despite extremely challenging economic conditions that significantly reduced industrial demand and off-system sales, the Company had an excellent year and delivered ongoing earnings in 2009 that exceeded 2008 ongoing earnings. On a per share basis the Company’s 2009 earnings were reduced significantly as the result of an additional 69 million shares issued in April 2009. The issuance of these shares raised over $1.6 billion, but resulted in lower earnings per share in 2009. In 2009 the Company also successfully restarted Cook Unit 1 generating station and received excellent overall rate treatment in our regulatory proceedings.

In setting the goals for the 2009 annual incentive compensation program, the HR Committee considered the dilutive effect of the equity issuance and decided not to reduce the EPS target for 2009 and, therefore, set the EPS target at the same level as the 2008 target. The HR Committee did, however, lower the EPS threshold vis-a-vis the prior year from $3.10 per share to $2.90 per share. The HR Committee set the threshold and target at these levels for 2009 because it believed that this struck an appropriate balance between employee and shareholder interests. However, the dilutive effect on 2009 EPS from issuing the additional shares and a difficult economic environment made the target payout largely unachievable. The full EPS performance measure established by the HR Committee was:

•	Above the mid-point of our earnings guidance ($2.90 per share) for any payout,

•	The high end of our earnings guidance ($3.05 per share) for a 50% of target score and award pool,

•	Above the high end of our earnings guidance ($3.20 per share) for a 100% target score and award pool, and

•	Substantially above the high end of our earnings guidance ($3.30 per share) for a maximum 200% of target score and award pool.

If ongoing earnings had been less than or equal to $2.90 per share there would have been no opportunity for annual incentive compensation for all senior officers and nearly all employees. Had the HR Committee continued its past practice of linking target funding for the annual incentive compensation program to the midpoint of the Company’s earnings guidance range of $2.85 to $3.05 per share, rather than linking it to the prior year target of $3.20 per share, AEP’s EPS would have produced above target annual incentive award funding.

AEP’s ongoing EPS of $2.97 was above the mid-point of earnings guidance for the year, but resulted in a score of 19.1% of the target award pool, which was a significant decline from the 2008 score of 136.2%. In addition, AEP experienced two fatal work related accidents in 2009, which resulted in a 25% of target deduction in the payouts for all executive officers. Since this fatality deduction was larger than the award score, no annual incentive awards were made to the executive officers for 2009.

In 2009, the Company continued to closely align executive officers’ total compensation opportunity with shareholder’s interests by providing a substantial percentage of it in the form of stock-based compensation. For example, AEP’s three-year performance unit awards account for approximately 66% of Mr. Morris’ total compensation opportunity.

The HR Committee recognizes that executive compensation is of great interest to the Company’s shareholders and regularly reviews best practices in executive compensation. In that context, the HR Committee made several other changes to the executive compensation program in 2009. These changes included:

•	Freezing salaries for the named executive officers at 2008 levels for 2009,

•	Maintaining target annual incentive opportunities, expressed as a percentage of base pay, at the same level as 2008,

•	Eliminating company paid country club memberships, effective February 2009,

•

Eliminating personal use of Company provided aircraft, effective September 2009, to the extent that such use has an incremental cost to the Company, except for Mr. Morris who negotiated this as part of his employment agreement. This change also precludes successor CEOs from using company provided aircraft for personal use,

•	Eliminating all tax gross-ups effective October 2009, including tax gross-ups on relocation benefits, except those provided under existing agreements, and

•	Eliminating the reimbursement and tax gross-up for excise taxes triggered by a change in control of the Company under change in control agreements issued to new participants, after October 2009.

Overview

The HR Committee oversees and determines AEP’s executive compensation. The HR Committee makes recommendations to the independent members of the board of directors about the compensation of the Chief Executive Officer, and those independent board members determine the CEO’s compensation.

AEP’s executive compensation programs are designed to:

•	Attract and retain a superb leadership team with market competitive compensation and benefits,

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations,

•	Emphasize performance-based compensation over base salary by providing a substantial majority of executive officers’ total compensation opportunities in the form of incentive compensation,

•

Align the interests of the Company’s executive officers with those of AEP’s shareholders by providing a substantial percentage of the total compensation opportunity for executive officers in the form of stock based compensation that has a value linked to AEP’s share price and other shareholder return measures,

•	Support the implementation of the Company’s business strategy by tying annual incentive awards to earnings per share targets and the achievement of specific operating and strategic objectives,

•	Motivate and reward outstanding individual performance, and

•

Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation, and requiring executives to meet stock ownership requirements.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity that, on average, is equal to the median of AEP’s Compensation Peer Group of other utility companies and industrial companies, as described below under “Compensation Peer Group.” The HR Committee does consider how elements of compensation can affect other elements of compensation. For example, the HR Committee limits the amounts and types of compensation that are included in the qualified and non-qualified retirement plans. See Benefits on page 14 for a further discussion. The HR Committee’s independent compensation consultant, Towers Watson (Towers Perrin prior to January 1, 2010), participates in HR Committee meetings, assists the HR Committee in developing the compensation program and meets with the HR Committee in executive session without management present during all meetings. See the Human Resources Committee Report on page 19 for additional information about the independence of Towers Watson’s advice to the HR Committee.

In September 2009 Towers Perrin completed an annual executive compensation study for the HR Committee. In aggregate, this study found that base salaries, total cash compensation and total direct compensation were all well within the +/- 15% range that Towers Perrin considers to be the competitive range.

Compensation Program Design

The compensation program for executive officers includes base salary, annual incentive compensation, long-term incentive compensation, a comprehensive benefits program and limited perquisites. The HR Committee provides a balance of short-term and long-term incentive compensation that is consistent with the compensation mix provided by AEP’s Compensation Peer Group. For AEP’s annual incentive compensation, the HR Committee balances meeting AEP’s ongoing 2009 earnings per share target with meeting performance in four categories: safety, operating performance, regulatory performance and strategic initiatives. This approach keeps annual incentive compensation in step with the earnings of the Company while, at the same time, tying annual incentive compensation to other important non-financial measures, such as safety.

The HR Committee chose earnings per share as the funding factor for the annual incentive plan because it is strongly correlated with shareholder returns, largely reflects management’s performance in operating the Company and is the primary measure by which the Company communicates forward-looking financial information to the investment community. The EPS measure is clearly understood by both our shareholders and employees. We also believe that EPS growth leads to the creation of long-term shareholder value.

AEP’s long-term incentive compensation is tied to longer-term shareholder return objectives to maintain an appropriate focus on creating sustainable long-term shareholder value. Specifically, the Company’s long-term incentive compensation is issued in performance units which are tied to AEP’s three-year total shareholder return relative to all the utility companies in the S&P 500 Index and three-year cumulative earnings per share.

A cumulative earnings measure was chosen to ensure that the total earnings for all three years contribute equally to the award calculations, as opposed to assessing performance for each of the three years independently, which could encourage sacrificing earnings in one year to better ensure the achievement of earnings objectives in other years. The HR Committee chose a total shareholder return measure for long-term incentive awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over this period. The HR Committee also uses long-term incentives as a retention tool to foster management continuity by subjecting these awards to a three-year vesting period.

The HR Committee annually reviews the mix of base salary, annual incentive and long-term incentive compensation opportunity provided to executives. For 2009, 84% of the total compensation opportunity for the Chief Executive Officer and at least 76% of that for the other named executive officers was at risk in the form of incentive compensation. More than 66% of the 2009 target compensation opportunity for the CEO and between 52% and 65% percent of that for the other named executive officers is in the form of long-term, stock based incentive compensation. The ultimate value that executives realize from that compensation opportunity is therefore closely linked to AEP’s long-term total shareholder return.

The HR Committee targets the total compensation opportunity for each individual executive within a range of plus or minus 15% of the median of the Compensation Peer Group. The HR Committee chooses the median as a target because it corresponds to the Company’s near median position within the Compensation Peer Group for various size measures, such as revenue, number of employees, and total assets. To the extent that the total compensation opportunity for an executive is above or below the peer group median, the HR Committee adjusts elements of pay over time to bring the total compensation opportunity into the competitive range.

Compensation Peer Group

The HR Committee annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets with which AEP must compete to attract and retain executives. This Compensation Peer Group is reviewed annually by the HR Committee in consultation with its independent compensation consultant. The Compensation Peer Group is chosen based on comparability in size to AEP in revenues, total assets, market capitalization, number of employees and business complexity.

The chart below compares AEP’s revenues, assets, market capitalization and number of employees to our Compensation Peer Group at the time the peer group was approved.

	AEP	Peer Group Median

Revenues	$14.4 billion	$16.1 billion

Assets	$45.2 billion	$29.9 billion

Market Capitalization	$15.0 billion	$15.5 billion

Employees	21,900	19,700

In addition, the HR Committee also considers the one and three year total shareholder return of the industrial companies when selecting the peer group. At the time the peer group was approved, the median one-year and three-year total shareholder return was minus 20% and 0% for the peer group and minus 15% and minus 2% for AEP. The Compensation Peer Group consists of an approximately equal balance of utility and industrial companies. The HR Committee includes industrial companies outside the utility industry because AEP must compete with industrial companies to attract and retain executives. In addition, because AEP is one of the largest U.S. utility companies based on assets and employees, the Company also includes the industrial companies in the peer group to increase the median level of assets and employees in the peer group to more closely compare to AEP. For 2009, the Compensation Peer Group consisted of 14 large and diversified energy services companies and 12 Fortune 500 companies shown in the table below. The Compensation Peer Group is unchanged from the prior year.

AEP’s Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)
Centerpoint Energy, Inc.	3M Company

Constellation Energy Group, Inc.	Bristol-Myers Squibb Company

Dominion Resources, Inc.	Caterpillar Inc.

Duke Energy Corporation	CSX Corporation

Edison International	Goodyear Tire & Rubber Company

Entergy Corporation	Northrop Grumman Corporation

Exelon Corporation	PPG Industries, Inc.

FirstEnergy Corp.	Schlumberger N.V.

FPL Group, Inc.	Sunoco, Inc.

PG&E Corporation	Textron Inc.

Public Service Enterprise Group Incorporated	Union Pacific Corporation

Sempra Energy	Weyerhaeuser Company

The Southern Company

Xcel Energy

Towers Watson annually provides the HR Committee with an executive compensation study covering all executive officer positions and many other executive positions based on its survey information for the Compensation Peer Group. This is the only outside compensation survey that the HR Committee used in 2009. The methodology and job matches used in this study were determined by Towers Watson based on descriptions of each executive’s responsibilities and are reviewed with the HR Committee.

The standard benchmark is the median value of compensation paid by the Compensation Peer Group. However, in 2009 Towers Perrin also used a regression analysis of all energy companies in their database as the market benchmark for Mr. Powers in his position as President AEP Utilities and Mr. Tierney in his previous position as EVP – AEP Utilities East. These AEP positions have responsibility for substantially larger groups than matching positions in the Compensation Peer Group so comparable compensation benchmarks could not be provided from this sample of companies. Therefore, Towers Perrin used a regression analysis based on the number of employees directly and indirectly overseen for all companies in their Energy Services survey to provide comparable compensation benchmarks for these positions. In Towers Perrin’s judgment this provided the most accurate comparison available.

Executive Compensation Program Detail

Executive Compensation Component Summary. The following table summarizes the major components of the Company’s Executive Compensation Program.

Component	Purpose	Key Attributes
Base Salary	• To provide a market-competitive and consistent minimum source of income

•     In 2009, there were no salary increases except for Mr. Tierney because of his promotion to CFO. However, generally, salary increases are awarded by the HR Committee based on:

•     The Company’s merit budget,

•     Supervisor performance ratings and merit increase recommendations, which are based on written evaluations of sustained individual performance and competencies,

•     The responsibilities, experience and future potential of each executive officer,

•     Reporting relationships, and

•     The impact that any change in base salary may have on other pay elements.

Component	Purpose	Key Attributes
Annual Incentive Compensation

•     To intensify executive officer focus on annual performance objectives that are critical to AEP’s success

•     For 2009 these objectives were:

•     Ongoing earnings per share as the funding measure,

•     Safety, including a 25% deduction if the Company experiences a fatal work-related employee accident,

•     Operating performance,

•     Regulatory performance, and

•     Strategic initiatives.

•     No annual incentive awards were made to the executive officers for 2009. Annual incentive targets are established by the HR Committee based on competitive compensation information provided by Towers Watson.

•     Actual awards may vary from 0% to 200% of the annual incentive targets.

•     The funding is created only if the Company exceeds the threshold established by the HR Committee, which was $2.90 per share for 2009.

•     Without exceeding the funding described above, individual awards are then determined by the HR Committee based on:

•     Each executive’s calculated bonus opportunity, and

•     Individual performance for the prior year.

Component	Purpose	Key Attributes
Long-Term Compensation

•     To motivate AEP management to maximize shareholder value by linking this potential compensation directly to shareholder returns.

•     To help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large amount of long-term investment required in our business.

•     To reduce executive turnover and maintain management consistency.

•     Specific performance objectives are:

•     Three-year cumulative earnings per share, and

•     The HR Committee provides long-term incentive awards in the form of three-year performance units.

•     The HR Committee establishes award guidelines for each executive salary grade based on total compensation practices for similar positions in AEP’s Compensation Peer Group.

•     Individual long-term incentive awards are primarily based on:

•     Individual performance,

Component	Purpose	Key Attributes
	• Three-year total shareholder return relative to the utilities in the S&P 500.	• Award guidelines for each salary grade established by the HR Committee, • Market competitive compensation levels, and • The executive officers’ future potential for advancement.

BASE SALARY.

In light of extremely difficult economic conditions, the HR Committee, with management’s agreement, froze base salaries for the named executive officers for 2009.

AEP pays base salaries to provide a market-competitive and consistent minimum source of income to executives. Generally, when determining the salaries for executive officers, the HR Committee considers:

•

Evaluations of their sustained individual performance in the following areas: integrity/ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and, for the CEO only, leadership of the board of directors,

•	The responsibilities, experience and future potential of each executive officer,

•	Reporting relationships,

•	Supervisor recommendations, which are constrained by the Company’s merit budget,

•	Tally sheets showing salary history and all other elements of total rewards,

•	The impact that any change in base salary may have on other pay elements, such as annual incentive compensation, and

•	The competitiveness of the executive’s total compensation, which includes annual incentive compensation and long-term incentive compensation.

Before determining base salaries, the individual performance of each executive officer is evaluated in the areas described above by the senior executive to whom each reports. The CEO’s performance is assessed by the independent members of the board of directors. To more fully assess the CEO’s performance, the HR Committee Chairman annually solicits confidential written evaluations from all board members, senior AEP executives and AEP’s auditors.

To develop a base salary recommendation for the CEO, the HR Committee, in executive session, subjectively weighs the CEO’s performance along with the market compensation information provided by Towers Watson. The HR Committee presents its recommendation to the independent members of AEP’s Board, who make the final determination of the CEO’s salary.

Generally, in determining the base salaries for the other named executive officers, the HR Committee reviews written assessments of their performance and the market compensation benchmarks provided by Towers Watson. The CEO presents base salary recommendations for the named executive officers, other than himself, to the HR Committee, and the HR Committee makes the final determination.

ANNUAL INCENTIVE COMPENSATION.

Annual Incentive Targets. The HR Committee, in consultation with Towers Watson and Company management, establishes the annual incentive targets for each executive officer. In setting annual incentive targets, the Company and the HR Committee consider:

•

The compensation survey information provided by Towers Watson, which shows the competitiveness of AEP’s annual incentive compensation targets, total cash compensation and total compensation for the named executive officers relative to the Compensation Peer Group,

•	AEP’s progression of incentive targets by salary grade, and

•	The expense implications of any changes.

For 2009 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base earnings for Mr. Morris,

•	100 percent of base earnings for Mr. Tierney for his earnings in the EVP – AEP Utilities East position and 75% of his earnings in the CFO position,

•	75 percent of base earnings for Mr. English, and

•	70 percent of base earnings for Ms. Koeppel, Mr. Powers and Ms. Tomasky.

Before 2008, Mr. Tierney oversaw AEP’s Commercial Operation group, which includes our energy trading and marketing function. That position has a relatively high annual incentive target because it is market competitive for similar positions. In order to develop executive talent and as part of AEP’s succession planning, when Mr. Tierney was appointed to the EVP – AEP Utilities East position in 2008, his annual incentive target was maintained at the previous 100% level. Effective October 2009, Mr. Tierney was promoted to EVP – CFO and his annual incentive target was reduced to 75% of his base earnings. This was offset by increases in his long-term incentive target and an increase in his salary to $450,000, effective January 2010.

Funding For Annual Incentive Plan.

In 2009 AEP produced ongoing EPS of $2.97, which was above the mid-point of AEP’s earnings guidance for the year, and resulted in a score of 19.1% of the target award pool. However, AEP experienced two fatal work related accidents in 2009, which resulted in a 25% of target deduction for executive officers. Since this fatality deduction was larger than the award score, no annual incentive awards were made to executive officers for 2009.

For 2009, ongoing EPS was $0.01 more than earnings per share reported in AEP’s financial statements principally because of the reapplication of cost-of-service regulation for the generation portion of electric utility service for the Texas jurisdiction of our utility subsidiary, Southwestern Electric Power Company.

Annual Performance Objectives.

For 2009 the HR Committee again used an Executive Council Scorecard to tie the annual incentive awards for AEP’s executive team to four areas of performance: safety, operating performance, regulatory performance and strategic initiatives. The HR Committee uses this balanced scorecard because it mitigates the risk that executives will focus on one or a few overriding objectives, such as short term financial performance, to the detriment of other objectives. AEP’s balanced scorecard also serves as a tool to communicate and align the efforts of executive officers and other employees with the performance measures included on the scorecard. The weightings of those targets are determined by the HR Committee. The threshold, target, maximum and actual performance measures are set forth in the table below. We more fully explain the measures and the reasons we chose the measures in the text following the table.

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)
FUNDING - Ongoing EPS	NA	$2.90	$3.20	$3.30	$2.97	19.1%
Deductions
Fatality Deduction	NA	25% of target deduction in the event of a fatal work related accident			2 fatalities	-25%
Credit Rating Deduction	NA	10% of target deduction in the event of a downgrade of the credit rating for the Company’s senior unsecured long-term debt			No Downgrades	—

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)
PERFORMANCE
Safety
Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	8%	1.67	1.45	1.23	1.57	45.5%
Severity Rate (the number of lost and restricted duty days due to Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	12%	29.39	25.56	21.73	29.13	6.8%
Contractor Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours for major AEP contractors)	4%	2.30	2.00	1.70	1.61	200.0%
Operations
Wires Reliability – CAIDI (Customer Average Incident Duration Index, excluding major storm days)	9%	141.5 minutes	138 minutes	134.6 minutes	136.8 minutes	134.8%
Generating Fleet Availability • Equivalent availability factor (EAF) relative to budget for our coal and nuclear plants) – 80% of this component • Effective forced outage rate (EFOR) relative to budget for gas and hydro plants – 20% of this component	12%	98.5%	100.0%	101.0%	99.3%	55.0%
Regulatory
Rate Recovery – (determined subjectively by the HR Committee based on total dollar value of improvement of AEP’s rate recovery relative to AEP’s budget)	20%	Subjective			Not Applicable	200%

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)
Operating Company ROE – (based on an equally weighted average of major operating company ROEs relative to AEP’s control budget)	10%	90.0%	100.0%	110.0%	102.4%	124.0%
Strategic Initiatives
Environmental Policy Planning and Leadership – (measured subjectively by the HR Committee based on the extent to which AEP implements its plan and achieves its desired 2009 outcomes for significant environmental issues)	10%	Subjective			Not Applicable	200%
Notices of Environmental Violation – (the number of notices received company-wide)	5%	5	2	0	5	0.0%
Culture Development • Implementation of high priority initiatives	3.3%	Half	Majority	All	All	200.0%

• Timely completion of performance reviews for employees	3.3%	90.0%	95.0%	100.0%	98.5%	170.0%

• Implementation of performance coaching process for AEP supervisors	3.3%	90.0%	95.0%	100.0%	95.7%	114.0%

SAFETY. Maintaining the safety of AEP employees, customers and the general public is always a primary consideration, and safety is an AEP core value. Accordingly, the HR Committee tied 24% of the scorecard to reducing the number of accidents and the severity of injuries across the AEP system. The recordable rate portion of the safety category is measured by the Occupational Safety and Health Administration (OSHA) recordable incident rate. The severity rate portion is measured by lost and restricted duty work days. The overall 2009 safety score was 51.9% of target. In addition to these measures, the HR Committee also established a fatality deduction, which is discussed below.

OPERATIONS . The HR Committee also tied 21% of the scorecard to the operating performance of AEP’s assets. This category measures the reliability of our wires assets and the availability of our generating plants. The reliability measure is the average total duration of distribution outage minutes (CAIDI), which is a standard measure in our industry. The availability measure is an indicator of plant availability or, for some plants, the forced outage rate. In 2009 AEP achieved slightly below target results for overall operations performance, which produced an overall operating performance score of 89.2% of target.

REGULATORY. Since AEP has made significant investments in many major capital improvement projects, recovering these additional investments with satisfactory returns through rate proceedings is imperative. Therefore, the HR Committee tied a large portion of the Executive Council Scorecard (20%) to AEP’s overall success in achieving rate recovery in regulatory proceedings at the Federal Energy Regulatory Commission and state public utility commissions. Since AEP exceeded its overall target for rate treatment in 2009, the HR Committee subjectively scored this component at 200% of target. It also tied 10% of the scorecard to the weighted average return on equity of our principal utility subsidiaries, which produced a score of 124.0% of target. The overall Regulatory score was 174.7% of target.

STRATEGIC INITIATIVES. For 2009 the strategic initiatives category accounted for 25% the scorecard. It included environmental policy and planning leadership, which was subjectively assessed by the HR Committee for AEP’s leadership in reinstating environmental rules and influencing the adoption of CO2 emission legislation at a score of 200.0% of target. The Company received five notices of violation during 2009 which resulted in a 0% score for this objective. The cultural development category, focused on items selected by management as high priority culture shaping initiatives and produced a score of 161.3% of target. The overall performance score for strategic initiatives was 144.5% of target.

The overall Executive Council Scorecard result was 119.7% of target before application of the EPS Funding Factor and Deductions as described below.

EPS FUNDING FACTOR. As stated in the chart above, the EPS funding factor was 19.1%. However, in order to allocate the award pool created by AEP’s EPS to each incentive group (typically a business unit or staff function), the score for each group is divided by the weighted average performance score for all groups. For 2009 the average performance score for all groups in AEP’s annual incentive compensation program was 131.6% of target. The chart below shows the calculation of the overall performance score for the named executive officers.

Executive Council Score		EPS Score		Average Performance Score		Overall Performance Score*
119.7%	×	19.1%	÷	131.6%	=	17.4%

*    The maximum overall performance score is 200%

DEDUCTIONS. The HR Committee again established a fatality deduction for 2009 that deducts 25% of target from the final score for executive officers if the Company experienced one or more fatal work related employee accidents. Since there were two work-related employee fatalities in 2009, the 25% deduction applied. However, since the final score for executive officers was less than 25%, the fatality deduction eliminated all 2009 annual incentive award funding and awards for executive officers. For 2009, the HR Committee also added a credit rating deduction to the funding measure. The credit rating deduction would have reduced the overall score for executive officers by 10% at the HR Committee’s discretion if one of the major credit rating agencies reduced the rating on the Company’s senior unsecured debt during the year. The HR Committee added this feature in 2009 because it believed the Company needed to maintain good access to the financial markets during the difficult economic times.

Overall Performance Score		Fatality Deduction		Credit Rating Deduction		Final Performance Score
17.4%	-	25%	-	0%	=	0%

The calculated bonus opportunity is shown in the chart below for each named executive officer. Normally this is the starting point for determining annual incentive awards.

Name	2009 Base Earnings		Annual Incentive Target %		Overall Performance Score		Calculated Bonus Opportunity	Actual Awards
Michael G. Morris	$1,298,077	x	110%	x	0.0%	=	$0	$0

Brian X. Tierney	415,385	x	94%	x	0.0%	=	0	0

Carl L. English	571,154	x	75%	x	0.0%	=	0	0

Robert P. Powers	529,615	x	70%	x	0.0%	=	0	0

Susan Tomasky	529,615	x	70%	x	0.0%	=	0	0

Holly Keller Koeppel	515,385	x	70%	x	0.0%	=	0	0

The HR Committee generally believes that annual incentive compensation should not be purely based on a formulaic calculation, but should instead be adjusted from this starting point to reflect each executive’s individual performance and contribution. However, since the overall performance score was 0% for all executive officers, the HR Committee did not award any annual incentive compensation to executive officers for 2009.

Annual incentive compensation is paid under the Senior Officer Incentive Plan (SOIP). For 2009 the HR Committee established 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the performance objective for the SOIP and further allocated a specific percentage of Adjusted Income to each executive officer. This creates a maximum annual incentive award for each executive officer that meets the requirements for tax deductibility as performance based compensation under Section 162(m) of the Internal Revenue Code. In this way, the HR Committee retains the flexibility to make awards that are based on individual performance without sacrificing tax deductibility under section 162(m) of the Internal Revenue Code. For additional information about the SOIP, see 2009 Non-Equity Incentive Compensation beginning on page 24.

LONG-TERM INCENTIVE COMPENSATION.

AEP annually reviews the mix of long-term incentive compensation it provides its executives. Since 2003, the HR Committee has relied exclusively on three year performance units for its regular annual long-term incentive award grants. The HR Committee grants long-term incentive awards on a fixed annual cycle that currently takes place at its December meeting following its annual executive compensation review. Grants are given to all eligible employees at this time. It is a long-standing HR Committee practice to consider the impact of any recent and upcoming Company announcements and financial disclosures that may impact AEP’s share price, as well as AEP’s current stock price itself, when determining the number of shares or units to grant under AEP’s long-term incentive program.

The HR Committee establishes award guidelines for each executive salary grade based on market competitive total compensation for similar positions in AEP’s Compensation Peer Group. Individual long-term incentive awards are determined by the HR Committee, or, for the CEO, by the independent members of the Board. These determinations are made based on:

•	Award guidelines for each salary grade established by the HR Committee, which creates an overall award pool that AEP management and the HR Committee use in determining awards,

•

Individual performance assessments (described under Base Salary above). However, any positive discretionary adjustments based on individual performance must be offset by negative adjustments to avoid exceeding the above award pool,

•	Individual executive’s total direct compensation relative to the Compensation Peer Group median, and

•	The executive officers’ future potential for advancement.

The HR Committee also regularly reviews tally sheets for the named executive officers that show the potential future payout of outstanding equity awards. They use these tally sheets to assess whether the value of the potential payout appropriately reflects the Company’s performance and condition and whether the value that executive officers have already received from vested equity awards is so large as to significantly reduce the need for or effectiveness of any future equity awards. To date, the HR Committee has not reduced the number of performance units awarded to any executive.

Performance Units

The HR Committee granted performance unit awards, effective January 1, 2009, as follows:

Name	Number of Performance Units Granted
Mr. Morris	175,000

Mr. Tierney	28,510

Mr. English	61,420

Mr. Powers	40,330

Ms. Tomasky	40,580

Ms. Koeppel	43,870

These performance unit awards were intended to provide peer group median total direct compensation for all executives on average. Differences between the awards for individual executives primarily reflect differences in salary grade.

Recipients must remain employed by AEP through the end of the vesting period to receive a payout unless they retire or are severed by the company as part of a consolidation, restructuring or downsizing, in which case they receive a prorated payout based on the number of months they actively worked. Dividends are reinvested in additional performance units. The maximum score for each performance measure is 200 percent. The total number of performance units held at the end of the performance period is multiplied by the weighted score for the two performance measures shown below to determine the award payout.

Performance Measures for 2009 – 2011 Performance Units

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3-Year Cumulative Earnings Per Share	50%	$7.92 (0% payout)	$9.02 (100% payout)	$9.90 (200% payout)

3-Year Total Shareholder Return vs. S&P Electric Utilities	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

For a description of the performance units that vested in 2009, see the discussion on page 27 under the Option Exercises and Stock Vested table.

BENEFITS.

AEP generally provides the same health and welfare benefits to executives as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation.

AEP’s named executive officers participate in the same pension and savings plans as other eligible employees. These include tax-qualified and non-qualified defined contribution and defined benefit plans. AEP’s non-qualified retirement benefit plans are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans except for the limits imposed by the Internal Revenue Code on those tax-qualified plans. As a result, the non-qualified plans allow the eligible employees to accumulate higher levels of replacement income upon retirement than would be allowed under the tax-qualified plans alone.

The HR Committee recognizes that the non-qualified plans result in the deferral of the Company’s income tax deduction until such benefits are paid. The HR Committee chooses to provide these supplemental benefits because it believes that (i) executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees and (ii) such benefits are part of a market competitive benefits program.

The non-qualified plans also provide contractual benefits such as the starting balance credit of $2,100,000 and an increased credit rate under AEP’s pension program that Mr. Morris negotiated as part of his employment contract to join AEP. The increased pension benefits were provided to Mr. Morris to make up for pension benefits that he otherwise could have earned from his prior employer. Other executive officers that were recruited to AEP have also negotiated additional years of credited service or an increased credit rate to offset pension benefits that they would have been able to earn from prior employers for their many years of service.

The Company and the HR Committee believe that AEP’s continued use of its qualified and non-qualified retirement plans (including the enhancements offered through the nonqualified plans) is consistent with competitive practice and necessary to attract executives. The HR Committee does, however, limit both the amount and types of compensation that are included in the qualified and non-qualified retirement plans because it believes the compensation should not be further enhanced by including it in retirement benefit calculations. Therefore,

•	Long-term incentive compensation is not included in the calculations that determine benefits under AEP’s benefit plans,

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary, and

•	Eligible compensation is also limited to $2 million under the non-qualified Supplemental Retirement Savings Plan.

AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary.

PERQUISITES.

AEP provides limited perquisites that help executives conduct Company business. The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of AEP’s resources. The HR Committee also periodically reviews the value of perquisites provided to each named executive officer.

For executives who relocate, AEP provides relocation assistance that includes travel costs, costs associated with the purchase and sale of a home, a fixed payment associated with miscellaneous relocation expenses, limited temporary living expenses and gross-up for taxes on these amounts. Effective for relocations after October 2009, the HR Committee eliminated the tax gross-up on relocation benefits. AEP’s relocation package is intended to offset nearly all of the cost of a move for AEP executives. This policy is market competitive and is necessary to obtain high quality new hires and internal candidates for assignments that require relocation.

During 2009 the Company provided personal use of corporate aircraft to Mr. Morris and, in a few instances, to other executives. While the HR Committee believes that the enhanced security, travel flexibility and reduced travel time that corporate aircraft provide for personal travel benefits the Company, the HR Committee is also sensitive to concerns over the expense of corporate aircraft and the public perception regarding personal use of such aircraft. Accordingly, effective October 2009, the HR Committee prohibited personal use of corporate aircraft that has an incremental cost to the Company, except for Mr. Morris, who negotiated the use of corporate aircraft for personal travel as part of his employment agreement. Additionally, the HR Committee has over the years offset Mr. Morris’s compensation opportunity by an amount approximating the incremental cost to the Company of his personal use of corporate aircraft above that of other CEOs in AEP’s Compensation Peer Group. Taxes are withheld on the value of executive personal use of corporate aircraft in accordance with IRS standards. AEP does not provide a gross-up for these taxes.

The Company will continue to allow spouses to occasionally accompany executives on trips using business aircraft if there is no incremental cost to the Company, such as when a spouse accompanies an executive on a business trip. For business trips that occurred prior to October 2009, the Company provided a gross-up to executives on the taxes associated with the travel of their spouse to business meetings that spouses were invited to attend. Effective October 2009, the HR Committee eliminated this tax gross-up, along with all other tax gross-ups.

In addition, AEP also provides executives with Company selected independent advisors to assist executives with financial planning and tax issues. Income is imputed to executives and taxes are withheld for financial counseling and tax preparation services. These services help reduce the amount of assistance AEP’s human resource staff needs to provide in these areas and ensures that these services are provided by someone familiar with AEP’s executive compensation and benefit programs. It also provides the Company with a source of information from the executive’s perspective on executive compensation and benefits.

Stock Ownership Requirements.

The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and encourages long-term management strategies for the benefit of shareholders. Therefore, the HR Committee requires senior executives to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership levels for each executive salary grade and periodically adjusts these levels. Executives generally are expected to achieve their required stock ownership level within five years of the date it is assigned. Due to promotions and changes in ownership requirements, executives may have multiple stock ownership requirements.

AEP’s stock ownership requirements are specified as a fixed number of shares or share equivalents for executives in each salary grade. At the time the stock ownership requirements were established, their value was equal to three times base salary for the CEO and two to two and one-half times base salary for the other named executive officers. The HR Committee believes that its stock ownership requirements are consistent with best practices and the stock ownership practices of the companies in AEP’s Compensation Peer Group. The highest minimum stock ownership requirement assigned to each of the named executive officers, and their holdings at December 31, 2009, are shown in the table below.

Name	Highest Minimum Stock Ownership Requirement as of 12/31/2009 (Shares)	AEP Stock and Share Equivalent Holdings on 12/31/2009
Mr. Morris	109,300	463,642	(1)

Mr. Tierney	29,900	37,730

Mr. English	62,900	82,810

Mr. Powers	52,700	59,152

Ms. Tomasky	52,700	119,906

Ms. Koeppel	52,700	60,267

(1)	Includes 133,334 unvested restricted shares that vest in equal portions, subject to Mr. Morris’s continued employment, on November 30 of 2010 and 2011.

AEP maintains the Stock Ownership Requirement Plan which provides a tax deferred method for executives (currently 58) to meet their minimum stock ownership requirements. If a participant has failed to meet all of their minimum stock ownership requirements, that executive’s performance units are mandatorily deferred into AEP Career Shares, which are phantom stock units whose rate of return is equivalent to the total return on AEP stock with dividends reinvested. In addition, to the extent an executive has not met a minimum stock ownership requirement within five years of the date it was assigned, the executive is subject to:

•	Mandatory deferral into AEP Career Shares of up to 50% of the executive’s annual incentive compensation award, and

•	A requirement to retain the AEP shares realized through stock option exercises (net of shares redeemed to satisfy exercise costs and tax withholding requirements).

AEP Career Shares are not paid to participants until after their AEP employment ends.

Recoupment of Incentive Compensation.

Consistent with the requirements of the Sarbanes-Oxley Act, the Board believes that incentive compensation should be reimbursed to the Company if, in the Board’s determination:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected,

•	The employee from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction, and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

The Board adopted this policy in February 2007, and the HR Committee directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for the Company’s ability to obtain such reimbursement. The Company will seek reimbursement, if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case.

Insider Trading Policy. The Company maintains an insider trading policy that prohibits directors and officers from directly hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and officers from placing AEP stock in margin accounts without the approval of the Company. The Company is unaware of any executive officer who has attempted to directly or indirectly hedge the economic risk associated with minimum stock ownership requirements. The Company is also not aware of any executive officer or director who has pledged or otherwise encumbered their shares of AEP stock.

Role of the CEO with Respect to Determining Executive Compensation. The HR Committee has invited the CEO to attend all HR Committee meetings. The HR Committee regularly holds executive sessions without the CEO or other management present to provide a confidential avenue for any concerns to be expressed. The CEO, in his role as Chairman of the Board, has the authority to call a meeting of the HR Committee.

The CEO has assigned AEP’s Senior Vice President—Shared Services, Vice President—Human Resources and Director of Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and the Committee’s independent compensation consultant (Towers Watson) to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs in keeping with the objectives established by the HR Committee. The management supporting the HR Committee also meets with the CEO, the HR Committee Chairman and Towers Watson prior to meetings to review and finalize the meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Towers Watson in attendance. Likewise, Towers Watson regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialog and exchange of ideas is important to develop and implement a successful executive compensation strategy. The CEO did not retain any outside compensation consulting services or otherwise seek compensation advice regarding AEP’s executive compensation and benefits.

Mr. Morris discusses the individual performance of all the named executive officers (other than himself) with the HR Committee and recommends their compensation to the HR Committee. As CEO, he also has substantial input into the development of employment offers for outside candidates for executive positions, although all employment offers for executive officer positions require the approval of the HR Committee.

The CEO does not play any role in determining or recommending director compensation. The Directors and Corporate Governance Committee is responsible for developing a recommendation as to the compensation of non-management directors. In 2009 the Directors and Corporate Governance Committee hired an outside compensation consultant (Hewitt Associates), which is independent from both the Company and the HR Committee’s executive compensation consultant, to help it meet this responsibility. The Board of Directors makes the final determination on directors’ compensation. The CEO attends the Directors and Corporate Governance Committee meetings.

Change In Control Agreements. The HR Committee provides change in control agreements to all the named executive officers to help align the interests of these executives with those of AEP’s shareholders by mitigating the financial impact if their employment is terminated as a result of a change in control. The HR Committee also considers change in control agreements as an important tool in recruiting external candidates for certain executive positions. The HR Committee limits participation to those executives (currently 15) whose full support and sustained contributions in the course of a lengthy and stressful possible corporate transaction would be critical to the successful completion of a change in control.

While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit top performers away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. Therefore, the HR Committee uses these agreements to provide security and protection to officers in such circumstances for the long-term benefit of the Company and its shareholders.

The Board has adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus bonus. In consultation with Towers Watson, the HR Committee periodically reviews change in control agreement practices for similar companies, including the companies in our Compensation Peer Group. The HR Committee has found that change in control agreements are common among these companies, and that 2.99 is the most common multiple for executive officers. Therefore, the HR Committee approved change in control multiples of 2.99 times base and bonus for all of the named executive officers. The HR Committee has also structured AEP’s change in control agreements to include a “double trigger,” which is a change in control accompanied by an involuntary termination or constructive termination within two years.

If the payments made to a named executive officer on account of his or her termination exceed certain amounts, the Company may not be able to deduct the payments for federal income tax purposes and the named executive officer could be subject to a 20% excise tax on such payments. The excise tax is in addition to the executive’s regular payroll and income taxes. To offset the effect of the excise tax, AEP’s change in control agreements provide “gross-up” payments to reimburse executives for the excise tax. However, the total benefit that an executive would receive by reason of the change in control will be reduced by up to 5% if that reduction would avoid the excise tax. The gross-up payment to reimburse the executive for these excise taxes is no longer being included in change in control agreements entered into with new participants after October 2009.

In addition, in the event of a change in control, all outstanding performance units would vest and would be paid at a target performance score. Other compensation and benefits provided to executive officers in the event of a change in control are consistent with that provided in the event a participant’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations. AEP maintains a severance plan that provides two weeks of base pay per year of service to all employees, including executive officers, if their employment is terminated due to a consolidation, restructuring or downsizing, subject to the employee’s agreement to waive claims against AEP. In conjunction with his hire, Mr. Morris negotiated an employment agreement that provides him a severance payment equal to two times his annual base salary in the event of his severance, subject to his agreement to waive claims against AEP. In addition, our severance benefits for all employees include outplacement services and access to health benefits at a reduced net cost for up to 18 months (or until age 65 for employees who are at least age 50 with 10 years of service at the time of their severance).

Named executive officers and all other employees who separate from service after year-end, other than for cause, remain eligible for a discretionary annual incentive award for the completed year. The amount of such awards remains discretionary and is determined in accordance with the normal award process. Named executive officers and other employees remain eligible for a prorated portion of their annual incentive award if they separate from service prior to year-end due to their retirement, severance attributed to restructuring, consolidation or downsizing, or death.

A prorated portion of outstanding performance units vest if a participant retires, which is defined as a termination other than for cause after the executive reaches age 55 with five years of service. Mr. Morris, Mr. English, Ms. Tomasky and Mr. Powers were retirement eligible in 2009. A prorated portion of outstanding performance units would also vest to a participant’s heirs in the event of a participant’s death.

Financial Counseling participants, or their spouses, are also entitled to one year of continued service in the event of their severance or death.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next three highest paid named executive officers named in the Summary Compensation Table, other than the Chief Financial Officer. The HR Committee considers the limits imposed by Section 162(m) when designing compensation and benefit programs for the Company and its executive officers. Because the annual incentive compensation awarded in 2009 was performance based and awarded by a committee of independent outside directors pursuant to a plan that was approved by shareholders (the Senior Officer Incentive Plan), its deductibility is not subject to the Section 162(m) limit. Amounts paid to the named executive officers for vested performance units, which were granted under the shareholder approved Long-Term Incentive Plan, also are not subject to the deductibility limit for the same reasons.

From time to time, AEP awards restricted shares or restricted stock units for special achievements and circumstances, but they are not part of our regular long term incentive award program. The restricted shares and restricted stock units are not considered to be performance based under Section 162(m), and therefore any amounts paid are not tax deductible to the extent that the covered executive officer receives total non-performance based compensation in excess of $1,000,000.

By meeting the requirements for performance based compensation under Section 162(m) for annual incentive compensation and performance units, the Company saved approximately $5.0 million for 2009. The HR Committee intends to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to named executive officers, while maintaining sufficient flexibility to award appropriate incentives to named executive officers.

Human Resources Committee Report

Membership and Independence. The HR Committee had four members until December 2009, when a fifth member (Mr. Cordes) was added. The Board has determined that each member of the HR Committee is an independent director, as defined by the New York Stock Exchange listing standards.

Purpose. The primary purpose of the HR Committee is to provide independent oversight of the compensation and human resources policies and practices of the Company. The primary objective of the HR Committee with respect to executive compensation is to ensure that the executive officers and other key employees are compensated in a manner that is consistent with the Company’s business strategy and risk tolerance, competitive practices, internal equity considerations, and Company and Board policies.

Functions and Process. The HR Committee operates under a written charter adopted by the Board. This charter is available on AEP’s web-site at www.AEP.com/investors/corporategovernance.

The HR Committee annually reviews AEP’s executive compensation in the context of the performance of management and the Company. The HR Committee reviews and approves the compensation for all officers at the senior vice president level and above and other key employees. With respect to the compensation of the CEO, the HR Committee is responsible for making compensation recommendations to the independent members of the Board, who review and approve his compensation.

In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2009, including:

•	Establishing annual and long-term performance objectives for senior executives as a group and individual performance objectives for the CEO,

•	Assessing the performance of the CEO, other senior executives and the Company relative to those established performance objectives,

•

Conducting a 360 degree leadership assessment of the CEO based on written comments from board members, senior AEP management, Mr. Morris’ direct reports and the audit firm partner overseeing AEP’s external audit,

•	Determining the mix of base salary, short-term incentives and long-term equity based compensation to be provided to executives,

•	Reviewing an analysis of executive compensation for all senior executives, including the named executive officers,

•

Reviewing and approving the base salaries, annual incentive awards and long-term incentive award opportunities for all senior executives other than the CEO, and recommending the CEO’s to the independent members of the board of directors,

•	Reviewing and approving the major elements of the Company’s compensation and benefit programs,

•	Evaluating whether and how the design of the Company’s executive compensation programs and practices affect risk taking,

•	Reviewing and approving the major terms of employment, change in control and any other special agreements with executives,

•	Reviewing the Company’s workforce safety efforts and results,

•	Reviewing the senior management succession plan, including succession alternatives for the CEO,

•	Reviewing workforce diversity efforts and results,

•	Reviewing and approving reports to shareholders regarding executive compensation, and

•	Selecting and engaging a compensation consultant to provide objective and independent advice to the HR Committee.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders, such as AEP’s employees, customers and the communities in which AEP operates, in addition to those of AEP’s shareholders. For example, the HR Committee tied 2009 annual incentive compensation for all executive officers to employee safety, customer reliability and environmental stewardship, while also tying funding for annual incentive compensation to AEP’s earnings per share.

In determining executive compensation, the HR Committee considers all relevant factors, including:

•	Company performance,

•

The CEO’s individual performance assessed by the HR Committee chairman and lead director using a 360 CEO leadership assessment that specifically covers the areas of integrity/ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and leadership of the board of directors,

•	Individual performance for other executive officers as assessed by the CEO and, for executive officers that do not report directly to the CEO, their direct manager,

•	Compensation survey information,

•	The responsibilities and experience of each senior officer,

•	Supervisor recommendations,

•	Compensation history,

•	The impact compensation changes may have on other elements of total rewards,

•	The impact of compensation on risk taking,

•	The expense implications of any changes, and

•	Tally sheets, showing each of the named executive officer’s total compensation in multiple scenarios.

2009 Policy Changes. In 2009 the HR Committee made the following significant policy changes with respect to AEP’s executive compensation programs and practices:

•	Effective February 2009, the HR Committee eliminated the Company’s reimbursement for and gross-up on country club dues for executive officers,

•

Effective October 2009, the HR Committee prohibited personal use of corporate aircraft that has an incremental cost to the Company for all employees, including future CEOs, other than for Mr. Morris, who negotiated personal use of corporate aircraft as part of his employment agreement,

•	In November 2009 the HR Committee directed management to amend its policies and practices to eliminate all tax gross-ups, and

•	In November 2009 the HR Committee also revised AEP’s change in control agreements offered to new participants to eliminate the reimbursement for excise taxes.

The HR Committee’s Independent Compensation Consultant. In 2009 and again in 2010, the HR Committee engaged a nationally recognized consultant Towers Perrin (now Towers Watson effective January 1, 2010) to provide recommendations to the HR Committee regarding AEP’s executive compensation and benefits programs and practices. The HR Committee is authorized to retain and terminate the consultant without management approval, and has the sole authority to approve the consultant’s fees. In 2009 Towers Perrin provided information on current trends in executive compensation and benefits within the electric utility industry and among U.S. industrial companies in general.

The HR Committee annually assesses and discusses the performance and independence of its executive compensation consultant. As part of this assessment, the HR Committee considers the extent of other business that Towers Perrin performed for AEP and reviewed the safeguards that were in place to ensure the independence of the advice they receive. A different office of Towers Perrin performed actuarial and benefits consulting services for the Company related to pension plans for the Company, for which we paid $1,376,000 in 2009. Management regularly reports to the HR Committee the amount of such other business provided to the Company. The HR Committee maintains a policy that requires the Company to seek the HR Committee’s approval before engaging this firm for new non-recurring work for which the cost is expected to exceed $25,000. The HR Committee has engaged Towers Watson to provide similar services in 2010.

The HR Committee also annually reviews the performance and independence of Towers Watson. The lead consultant providing services to the HR Committee is Mr. Meischeid. Mr. Meischeid is not directly compensated for increasing the total revenues that Towers Watson receives from the Company or for expanding the types of services the

Company receives from them. Towers Watson does not have any role in recommending director compensation. In January 2009 and again in 2010, the HR Committee reviewed the cost of the work Towers Perrin and now Towers Watson performed for AEP and concluded that, although Towers Watson does perform an extensive amount of other services for the Company, adequate barriers and safeguards were in place to ensure that Towers Watson’s executive compensation recommendations were not in any way influenced by this other business. The HR Committee further concluded that Towers Watson was not unduly influenced by management and was providing objective and independent advice. The HR Committee regularly holds executive sessions with Mr. Meischeid to help ensure that it receives full and independent advice.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Company’s proxy statement to be filed in connection with the Company’s 2010 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Human Resources Committee Members

Donald M. Carlton

James F. Cordes

Ralph D. Crosby, Jr.

Thomas E. Hoaglin

Lester A. Hudson, Jr., Chair

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2) (e)	Option Awards ($) (f)	Non- Equity Incentive Plan Compen- sation ($)(3) (g)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4) (h)	All Other Compen- sation ($)(5) (i)	Total ($) (j)
Michael G. Morris — Chairman of the board, president and chief executive officer	2009	1,254,808	—	5,265,750	—	—	446,490	572,230	7,539,278
	2008	1,259,615	—	5,955,000	—	1,654,071	330,564	818,438	10,017,688
	2007	1,204,615	—	5,515,900	—	1,800,000	446,677	643,748	9,610,940

Brian X. Tierney (6) — Executive vice president and Chief Financial Officer	2009 2008	401,539 403,077	— —	857,866 816,550	— —	— 665,000	124,813 117,421	69,767 61,134	1,453,985 2,063,182

Carl L. English — Chief Operating Officer	2009	552,115	—	1,848,128	—	—	108,781	74,965	2,583,989
	2008	554,231	—	2,136,178	—	450,000	88,541	69,837	3,298,787
	2007	511,961	—	829,931	—	400,000	99,096	59,844	1,900,832

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2) (e)	Option Awards ($) (f)	Non- Equity Incentive Plan Compen- sation ($)(3) (g)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4) (h)	All Other Compen- sation ($)(5) (i)	Total ($) (j)
Robert P. Powers — President-AEP Utilities	2009	511,961	—	1,213,530	—	—	692,065	68,442	2,485,998
	2008	513,923	—	1,396,805	—	415,000	175,962	84,475	2,586,165
	2007	491,885	—	829,931	—	400,000	32,981	67,916	1,822,713

Susan Tomasky — President-Transmission	2009	511,961	—	1,221,052	—	—	1,009,187	64,060	2,806,260
	2008	513,923	—	1,267,700	—	400,000	251,454	71,464	2,504,541
	2007	501,923	—	829,931	—	425,000	86,020	70,361	1,913,235

Holly Keller Koeppel (7) — Former Chief Financial Officer	2009	498,077	—	1,320,048	—	—	264,759	315,082	2,397,966
	2008	503,846	—	1,338,208	—	450,000	168,745	68,342	2,529,141
	2007	451,731	—	829,931	—	400,000	89,224	59,721	1,830,607

(1)	Amounts in the salary column are composed of executive salaries and additional days of pay earned for years with more than the standard 260 calendar work days and holidays.
(2)	The amounts reported in this column relate to performance units granted under our Long-Term Incentive Plan. The amounts shown are based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718 for the current and prior years. Depending on the Company’s performance during the relevant three-year period, the potential payout to the executives can range from 0% to 200% of the target number of performance units, including reinvested dividends, multiplied by the average closing price of AEP common stock for the last 20 trading days of the performance period. Therefore, the maximum amount payable to an executive is equal to 200% of the target award stated above, plus an amount equal to any reinvested dividends on the performance units multiplied by the percentage increase in AEP’s share price from the grant date.

See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the years ended December 31, 2009 and December 31, 2008, and Note 16 for years ended December 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts. The amounts that vested for the 2007 performance unit grant are shown in the Option Exercises and Stock Vested table on page 27. For further information on these awards, see the Grants of Plan-Based Awards Table on page 23, the Outstanding Equity Awards at Fiscal Year-End Table on page 26 and the Option Exercises and Stock Vested Table on page 27.

(3)	The amounts shown in this column are annual incentive awards made under the Company’s Senior Officer Incentive Plan for the year shown. At the outset of each year, the HR Committee sets target bonuses and performance criteria that will be used to determine whether and to what extent executive officers will receive payments under this plan.
(4)	The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. However, as a result of Ms. Koeppel’s separation from service as of December 31, 2009, she became entitled to the distribution of these benefits. See table entitled “Pension Benefits” on page 28, and related footnotes for additional information. No named executive officer received preferential or above-market earnings on deferred compensation. See detailed discussion of Pension Benefits on page 28 and Note 8 to the Consolidated Financial Statements included in our Form 10-K for the years ended December 31, 2009 and December 31, 2008, and Note 9 for the year ended December 31, 2007 for a discussion of the relevant assumptions.
(5)	A detailed breakout of the amounts shown in the All Other Compensation column for 2009 is shown below. These amounts include subsidiary director fees, tax gross-ups, and Company contributions to the Company’s Retirement Savings Plan and the Company’s Supplemental Retirement Savings Plan. Prior to October 2009, the Company reimbursed executives for the tax withholding for spouse travel on corporate aircraft to events that the spouse was invited to attend. This amount is included under tax gross-ups below. Effective November 2009, the HR Committee eliminated all tax gross-ups. The HR Committee also eliminated Company reimbursement for country club dues effective February 2009.

For Mr. Morris, Ms. Tomasky and Ms. Koeppel, the amount shown for 2009 includes the aggregate incremental cost associated with their personal use of Company-provided aircraft of $447,818, $1,998 and $41,444, respectively. This amount is the incremental cost to the Company for their personal use of Company-provided aircraft, including all operating costs such as fuel, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, the lease costs for Company aircraft and the cost of maintenance not related to personal trips, are excluded. For proxy reporting purposes, personal use of corporate aircraft includes the incremental cost of relocating aircraft to accommodate personal trips and the incremental costs of flights for Mr. Morris, Ms. Tomasky and Ms. Koeppel to attend outside board meetings for the public companies and government institution at which they serve as outside directors. Effective September 2009, the HR Committee eliminated personal use of Company provided aircraft to the extent that such use has an incremental cost to the Company, except for Mr. Morris who negotiated this as part of his employment agreement. Ms. Koeppel received a separation payment of $212,000 in accordance with an agreement reached with her in exchange for her releasing the Company from any and all claims.

(6)	Mr. Tierney became an executive officer of AEP in 2008 so only his compensation for 2009 and 2008 is shown.
(7)	Ms. Koeppel resigned as the Company’s Chief Financial Officer effective September 30, 2009, but continued her employment through 2009 in other capacities.

All Other Compensation for 2009

Type	Michael G. Morris	Brian X. Tierney	Carl L. English	Robert P. Powers	Susan Tomasky	Holly Keller Koeppel
Retirement Savings Plan Match	$8,296	$11,025	$11,025	$11,025	$11,025	$8,247
Supplemental Retirement Savings Plan Match	81,704	37,592	34,927	31,483	30,808	35,196
Tax Gross-Ups	5,845	—	525	3,436	—	1,661
Subsidiary Company Directors Fees	13,300	10,500	11,400	10,450	7,600	12,150
Director Life and Accident Insurance	803	—	—	—	—	—
Country and Dining Club Dues and Airline Club Dues	2,664	—	683	1,749	2,085	434
Financial Counseling and Tax Preparation	11,800	10,650	12,500	10,299	10,444	3,950
Personal Use of Company Aircraft	447,818	—	—	—	1,998	41,444
Health & Wellness Program Incentives	—	—	—	—	100	—
Relocation Payment	—	—	3,905	—	—	—
Separation Payment	—	—	—	—	—	212,000

Grants of Plan Based Awards

Name (a)	Grant Date Approval(1)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Grant Date Fair Value of Stock and Option Awards(5) ($) (h)
			Threshold ($) (c)	Target ($) (d)	Maximum(3) ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Michael G. Morris 2009 Senior Officer Incentive Plan 2009 – 2011 Performance Units
	—	1/1/2009	—	$1,427,885	$2,855,769
	12/10/08	1/1/2009				—	175,000	350,000	5,265,750

Brian X. Tierney 2009 Senior Officer Incentive Plan 2009 – 2011 Performance Units
	—	1/1/2009	—	389,423	778,846
	12/10/08	1/1/2009				—	28,510	57,020	857,866

Carl L. English
2009 Senior Officer Incentive Plan	—	1/1/2009	—	428,365	856,731
2009 – 2011 Performance Units	12/10/08	1/1/2009				—	61,420	122,840	1,848,128

Robert P. Powers
2009 Senior Officer Incentive Plan	—	1/1/2009	—	370,731	741,461
2009 – 2011 Performance Units	12/10/08	1/1/2009				—	40,330	80,660	1,213,530

Susan Tomasky
2009 Senior Officer Incentive Plan	—	1/1/2009	—	370,731	741,461
2009 – 2011 Performance Units	12/10/08	1/1/2009				—	40,580	81,160	1,221,052

Holly Keller Koeppel
2009 Senior Officer Incentive Plan	—	1/1/2009	—	360,769	721,538
2009 – 2011 Performance Units	12/10/08	1/1/2009				—	43,870	87,740	1,320,048

(1)	On December 10, 2008, the HR Committee and the independent members of the board approved the 2009 performance unit awards under AEP’s long-term incentive plan. The performance and vesting period for these awards is January 1, 2009 through December 31, 2011.
(2)	Consists of potential payouts under the Senior Officer Incentive Plan, which are based on base salary paid during the year.
(3)	The amount shown in this column represents 200% of the target award for each of the named executive officers, which is generally the maximum annual incentive award for all AEP executives and other employees. However, under the Senior Officer Incentive Plan the HR Committee may make awards on an exception basis up to the limits pertaining to this plan. Award payments for 2009 could not have exceeded 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes. In addition, the maximum award payment for each executive officer was capped at the lesser of:

(i)	$6,000,000 or

(ii)	400% of the executive’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the award.

(4)	Consists of performance units awarded under our Long-Term Incentive Plan for the three-year performance period 2009 – 2011. For further information on these awards, see the description under 2009 Stock Award Grants below.
(5)

The amounts shown in this column relate to performance units granted under our Long-Term Incentive Plan. The amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2009. The value is computed by multiplying the closing price of AEP common stock on December 10, 2008 ($30.09) by the target number of performance units granted as shown in column g. The actual number of performance units earned will depend on AEP’s performance over the 2009 through 2011 period and could vary from zero percent (0%) to two-hundred percent (200%) of the target award plus reinvested dividends. The value of performance units earned will be equal to AEP’s average closing share price for the last 20 trading days of the performance period multiplied by the number of performance units earned.

2009 Stock Award Grants. The named executive officers were awarded performance units effective January 1, 2009. These performance units were granted for a three-year performance period (2009-2011) and generally vest, subject to the participant’s continued employment, at the end of the performance period. Performance units are generally equivalent in value to shares of AEP common stock. Dividends are reinvested in additional performance units. The 2009-2011 performance units are subject to two equally weighted performance measures for the three-year performance period, which are:

•	Three-year total shareholder return relative to the Utility Sector of the S&P 500 Index, and

•	Three-year cumulative earnings per share relative to a performance measure established by the HR Committee.

These performance measures are described in detail in Compensation Discussion and Analysis-Performance Units on page 14. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. The value of each performance unit that is earned equals the average closing price of AEP common stock for the last twenty trading days of the performance period.

Effective January 1, 2010, the named executive officers were also awarded performance units for the 2010-2012 three-year performance period under terms that are otherwise similar to those described above for the 2009-2011 performance period. The three-year cumulative earnings per share target for the 2010-2012 is $9.32. The relative total shareholder return performance measure for these performance units is identical to that for the previously granted performance units.

2009 Non-Equity Incentive Compensation. For 2009 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base salary for Mr. Morris,

•	93.75 percent of base salary for Mr. Tierney,

•	75 percent of base salary for Mr. English, and

•	70 percent of base salary for Mr. Powers, Ms. Tomasky and Ms. Koeppel.

Actual awards generally may vary from 0% to 200% of the annual incentive target.

The HR Committee set target funding for the 2009 annual incentive compensation program at the same level as the 2008 EPS target ($3.20), despite very difficult economic conditions. The full EPS performance measure established by the HR Committee was:

•	Above the mid-point of our earnings guidance ($2.90 per share) for any payout,

•	The high end of our earnings guidance ($3.05 per share) for a 50% of target score and award pool,

•	Above the high end of our earnings guidance ($3.20 per share) for a 100% target score and award pool, and

•	Substantially above the high end of our earnings guidance ($3.30 per share) for a maximum 200% of target score and award pool.

In 2009 AEP produced ongoing EPS of $2.97, which was above the mid-point of AEP’s earnings guidance for the year, and resulted in a score of 19.1% of target. For 2009, ongoing EPS was $0.01 more than earnings per share reported in AEP’s financial statements because of the reapplication of regulatory accounting for one of our public utility subsidiaries. See our Form 8-K filed on January 28, 2010 announcing 2009 fourth quarter and year-end earnings for a reconciliation of ongoing and reported EPS.

For 2009 the HR Committee again used an Executive Council Scorecard with four performance categories: safety, operating performance, regulatory performance and strategic initiatives. The scores for the safety, operating performance, regulatory performance and strategic initiatives goals for 2009 combined to produce an Executive Council Scorecard result of 119.7% of target.

In order to allocate the award pool created by AEP’s EPS to each incentive group, including the group that includes the named executive officers, the resulting score for each group is multiplied by the EPS score and divided by the weighted average performance score for all groups in AEP’s annual incentive compensation program, which was 131.6% of target. This produced a gross composite score for the named executive officers of 17.4% of target (119.7% x 19.1% / 131.6% = 17.4%).

For 2009, the HR Committee also established fatality and credit rating deductions. AEP experienced two fatal work related accidents in 2009, which resulted in a 25% of target deduction in the payouts for all our executive officers. Since this fatality deduction was larger than the award score, no annual incentive awards were made to the executive officers for 2009.

AEP provides annual incentive compensation to executive officers through the Senior Officer Incentive Plan, which was approved by shareholders at the 2007 annual meeting. This plan establishes the maximum annual incentive award opportunity for each executive officer but actual awards are generally expected to be less than the maximum award available under this plan. The Senior Officer Incentive Plan also has an absolute maximum individual award of the lesser of $6,000,000 or 400% of the executive’s base salary at the time of grant.

The HR Committee establishes one or more objective performance measures under the Senior Officer Incentive Plan each year. These objective measures establish the maximum award that each executive officer may receive for such year, although the HR Committee generally expects to award less than this maximum.

For 2009 the HR Committee chose a performance objective under the Senior Officer Incentive Plan that the Company achieve positive income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income). It also established the maximum amount available for awards under the Senior Officer Incentive Plan as point seventy five percent (0.75%) of that Adjusted Income for 2009. The HR Committee further allocated a percentage of this maximum to each executive officer, as shown in the table below.

Name	2009 SOIP Funding Allocation
Mr. Morris	32.2%

Mr. Tierney	9.4%

Mr. English	9.7%

Mr. Powers	8.4%

Ms. Tomasky	8.4%

Ms. Koeppel	8.2%

The annual incentive payment for each executive officer may not exceed either the executive officer’s allocation of the performance measure or the absolute maximum individual award.

In addition to the award calculation described above, consideration is generally given to a subjective assessment of each executive’s performance in determining their annual incentive award. However, since the performance score was 0.0% for all executive officers for 2009 no individual adjustments were made and no annual incentives were awarded. Accordingly, the Non- Equity Incentive Plan Compensation column of the Summary Compensation Table shows no awards for 2009. For additional analysis of AEP’s annual incentive program see the Compensation Discussion and Analysis beginning on page 10.

Employment Agreements. The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific action to terminate it. Under the agreement Mr. Morris is eligible to receive an annual bonus under the Senior Officer Incentive Plan based on a target percentage of at least 100% of his base salary.

The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares and 200,000 restricted shares, payable in three installments, as a replacement for certain long-term compensation that he forfeited from his prior employer in order to accept employment with the Company. The first component of 66,666 shares vested on November 30, 2009. The remaining restricted shares will vest, subject to his continued employment, in two equal components of 66,667 shares on November 30, 2010 and November 30, 2011, respectively.

The Agreement provides that Mr. Morris may use the Company aircraft for personal use in accordance with Company policies in effect for senior executives. Mr. Morris is entitled to use memberships sponsored by the Company at a local country club and a luncheon club and to participate in the Company’s financial counseling program.

The Company purchased a life insurance policy for Mr. Morris with a $3 million death benefit, and paid annual premiums for five years through 2008 to maintain that policy. Mr. Morris was provided an opening balance in the AEP Supplemental Retirement Plan of $2.1 million. Mr. Morris vested in this plan in 20% increments on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the AEP Supplemental Retirement Plan (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 28. If the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

The Company entered into an employment agreement with Mr. English (English Agreement) that became effective August 2, 2004. Mr. English is eligible to receive an annual bonus under the Senior Officer Incentive Plan, and his target percentage will be equal to at least 65% of his base salary. The English Agreement awarded Mr. English 30,000 restricted stock units, which vested in equal thirds in August 2005, 2006 and 2007. Mr. English’s cash balance account under the AEP Supplemental Retirement Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 28.

Mr. Powers, Ms. Tomasky and Ms. Koeppel each have agreements with the Company, which result in their being credited with 17, 20, and 15.25 years, respectively, of additional service under AEP’s pension plans. For further information on these agreements, see the Pension Benefits Table on page 28.

In addition to these agreements, each of the named executive officers has entered into a Change In Control Agreement with AEP. For further information about these Change In Control Agreements see Potential Payments upon Termination or Change in Control on page 31.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (#) (e)	Market Value of Shares or Units of Stock That Have Not Vested ($) (f)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (g)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (h)(3)
Michael G. Morris
Stock Options	149,000	30.76	1/2/2014
Restricted Shares(1)				133,334	4,638,690	—	—
2008 – 2010 Performance Units(2)				—	—	138,202	4,808,048
2009 – 2011 Performance Units(2)				—	—	185,188	6,442,691
2010 – 2012 Performance Units(2)				—	—	155,000	5,392,450

Brian X. Tierney
2008 – 2010 Performance Units(2)				—	—	18,950	659,271
2009 – 2011 Performance Units(2)				—	—	30,170	1,049,614
2010 – 2012 Performance Units(2)				—	—	35,060	1,219,737

Carl L. English
2008 – 2010 Performance Units(2)						49,576	1,724,749
2009 – 2011 Performance Units(2)						64,996	2,261,211
2010 – 2012 Performance Units(2)				—	—	52,590	1,829,606

Robert P. Powers
Stock Options	29,334	27.06	9/25/2012
Stock Options	16,667	27.95	12/10/2013
2008 – 2010 Performance Units(2)				—	—	32,417	1,127,787

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (#) (e)	Market Value of Shares or Units of Stock That Have Not Vested ($) (f)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (g)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (h)(3)
2009 – 2011 Performance Units(2)				—	—	42,678	1,484,768
2010 – 2012 Performance Units(2)				—	—	36,810	1,280,620

Susan Tomasky
2008 – 2010 Performance Units(2)						29,420	1,023,522
2009 – 2011 Performance Units(2)						42,943	1,493,987
2010 – 2012 Performance Units(2)				—	—	35,060	1,219,737

Holly Keller Koeppel
2008 – 2010 Performance Units(4)						—	—
2009 – 2011 Performance Units(4)						—	—

(1)	Mr. Morris has 133,334 remaining restricted shares that he received upon his hire. They will vest, subject to his continued employment, in two equal components of 66,667 shares on November 30, 2010 and November 30, 2011, respectively. He receives dividends on these restricted shares.
(2)	AEP currently grants performance units at the beginning of each year with a three-year performance and vesting period. This results in awards for overlapping successive three-year performance periods. The performance unit awards for the 2007 – 2009 performance period vested at year-end and are shown in the Options Exercises and Stock Vested table below. The award for the 2010 – 2012 performance period was approved by the HR Committee on December 7, 2009, effective January 1, 2010. The awards shown for the 2008 – 2010 and 2009 – 2011 performance periods include performance units resulting from reinvested dividends.
(3)	The market value of the performance units reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2009 ($34.79) by the target number of performance units issueable set forth in column g. The actual number of performance units issued upon vesting will be based on AEP’s performance over the applicable 3 year period.
(4)	Ms. Koeppel’s unvested performance units were forfeited upon her termination of employment effective December 31, 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(1)	Value Realized on Vesting ($) (e)(2)
Michael G. Morris	—	—	109,323	3,803,347

Brian X. Tierney	—	—	6,576	228,779

Carl L. English	—	—	16,449	572,261

Robert P. Powers	—	—	16,449	572,261

Susan Tomasky	—	—	16,449	572,261

Holly Keller Koeppel	—	—	16,449	572,261

(1)	Represents performance units under the Company’s Long-Term Incentive Plan for the 2007 – 2009 performance period that vested on December 31, 2009.
(2)	As is required, the value shown in this column is computed by multiplying the number of performance units by the market value of these shares on the vesting date ($34.79); however, the actual value realized from these shares was based on the previous 20-day average closing market price of AEP common stock as of the vesting date ($34.869). For a more detailed discussion of vesting of performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 13.

Executive officers may only exercise stock options pursuant to AEP’s Insider Trading Policy. In addition, an attorney from AEP’s legal department must approve in advance each sale of AEP stock by an executive officer.

The HR Committee established performance unit targets in December 2006 for the 2007 through 2009 performance period. The HR Committee established two equally weighted performance measures for this performance period: Total Shareholder Return measured relative to the Utility Companies in the S&P 500 Index and cumulative earnings per share measured relative to a target approved by the HR Committee. AEP’s total shareholder return for this performance period was at the 38.7 percentile of the Utility Companies in the S&P 500, which produced a score of 62.3%. AEP’s cumulative earnings per share was $9.207 for this performance period. This produced an earnings per share score of 84.6%. The average of these two scores produced a composite score of 73.5% of the target award. These performance units vested on December 31, 2009 and are further described in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis. The final score calculation for these performance measures is shown in the chart below.

2007 – 2009 Performance Units

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score
3-Year Cumulative Earnings Per Share	$8.46 (25% payout)	$9.40 (100% Payout)	$10.34 (200% Payout)	$9.207	84.6%	50%	42.3%

3-Year Total Shareholder Return vs. S&P Electric Utilities	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	38.7 Percentile	62.3%	50%	31.2%

Composite Result							73.5%

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (c)		Present Value of Accumulated Benefits(1) (d)	Payments During Last Fiscal Year (e)
Michael G. Morris	AEP Retirement Plan	6		$100,267	—
	AEP Supplemental Benefit Plan	—	(2)	3,914,288	—

Brian X. Tierney	AEP Retirement Plan	11.7		126,893	—
	AEP Supplemental Benefit Plan	11.7		455,658	—

Carl L. English	AEP Retirement Plan	5.5		99,449	—
	AEP Supplemental Benefit Plan	—	(2)	347,910	—

Robert P. Powers	AEP Retirement Plan	11.5		312,009	—
	AEP Supplemental Benefit Plan	28.5	(3)	2,558,685	—

Susan Tomasky	AEP Retirement Plan	11.5		335,553	—
	AEP Supplemental Benefit Plan	31.5	(3)	3,837,755	—

Holly Keller Koeppel(4)	AEP Retirement Plan	9.5		180,756	—
	AEP Supplemental Benefit Plan	24.75	(3)	1,607,616	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2009, and the following assumptions (which are consistent with those used in AEP’s financial statements):

•

The named executive officer retires at age 65 (or, for Mr. Tierney, Mr. Powers, Ms. Tomasky and Ms. Koeppel their age 62, when unreduced benefits would be payable), and commences the payment of benefits (the “accrued benefit”).

•

The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 6.60% and 5.50% for the benefits accrued under the AEP Retirement Plan and AEP Supplemental Benefit Plan, respectively, and assumed mortality based upon the IRS 2010 sex-distinct mortality tables. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 6.50% and assumed mortality based on the 2010 IRS Applicable Mortality table. The present value of both the annuity benefit and the lump sum benefit at each executive’s current age is based upon an assumed interest rate of 5.60% and 5.50% for the benefits accrued under the AEP Retirement Plan and AEP Supplemental Benefit Plan, respectively.

•

The present value of the accrued benefit is weighted based on 75% lump sum and 25% annuity (or 40% lump sum and 60% annuity for Mr. Powers and Ms. Tomasky due to their eligibility for early retirement under the final average pay benefit formula), based on the assumption that participants elect those benefit options in that proportion.

(2)	Mr. Morris and Mr. English each has an individual agreement that provides for annual credits at the maximum rate provided (currently 8.5%). If not for their agreements, their combined age and service at December 31, 2009 would have entitled each of them to an annual credit at only 7.0% of eligible pay. Mr. Morris’ agreement further provided him an opening cash balance credit of $2,100,000 as of January 1, 2004. The higher crediting rate for Mr. Morris and Mr. English, and Mr. Morris’ opening cash balance credit, have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $3,012,943 and $82,635, respectively.
(3)	Mr. Powers, Ms. Tomasky and Ms. Koeppel each has an individual agreement with AEP that credits them with years of service in addition to their actual years of service with AEP. Their additional years of service credit have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $1,560,089, $2,652,206 and $1,051,514, respectively.
(4)	Ms. Koeppel separated from service on December 31, 2009. As of January 1, 2010, the options available for the payment of her benefit under the AEP Retirement Plan included $185,025 as a lump sum or $768 as a monthly single life annuity. Ms. Koeppel’s lump sum benefit under the AEP Supplemental Benefit Plan was $1,624,172 as of January 1, 2010.

Overview. AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide (i) benefits that cannot be paid under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain of the named executive officers. The plans are designed to provide a source of income upon retirement to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan. The AEP Retirement Plan is a tax-qualified defined benefit pension plan. As a general matter, the benefits available under the AEP Retirement Plan are determined by reference to a cash balance formula. In addition, employees who have continuously participated in the AEP Retirement Plan since December 31, 2000 (called “Grandfathered AEP Participants”) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. Mr. Tierney, Mr. Powers, Ms. Tomasky, and Ms. Koeppel, are Grandfathered AEP Participants.

A.	Cash Balance Formula. Under the cash balance formula, each participant has an account established to which dollar amount credits are allocated each year.

1.	Company Credits. Each year, the plan credits each participant with an amount equal to a percentage of the participant’s current year salary and prior year earned annual incentive pay. The applicable percentage is based on the participant’s age and years of vesting service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2009, the limit was $245,000.

2.	Interest Credits. All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2009, the interest rate was 4%.

B.	Final Average Pay Formula. The Grandfathered AEP Participants also remain eligible for a pension benefit using the final average pay formula. Grandfathered AEP Participants will receive their benefits under the formula that provides the higher benefit.

The formula used to calculate the final average pay benefit for the applicable named executive officers is the participant’s years of service times the sum of (i) 1.1% of the participant’s high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5% of the amount by which the participant’s High 36 exceeds the participant’s average Social Security covered compensation.

On December 31, 2010, each Grandfathered AEP Participant’s final average pay benefit payable at the participant’s normal retirement age will be frozen and unaffected by the participant’s subsequent service or compensation.

C.	Vesting. As of December 31, 2009, each of the named executive officers was vested.

AEP Supplemental Benefit Plan. The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are calculated under the terms of the AEP Retirement Plan with certain modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay is taken into account for purposes of the final average pay formula; and (iii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded. However, eligible pay taken into account under the cash balance formula is limited to the greater of $1 million or two times the participant’s year-end base pay.

AEP previously granted certain named executive officers additional years of credited service, an opening balance credit, special crediting rates and special vesting schedules under the AEP Supplemental Benefit Plan. These special items are further described under Employment Agreements on page 25.

As of December 31, 2009, each of the named executive officers is fully vested in their AEP Supplemental Benefit Plan benefit.

Nonqualified Deferred Compensation

Name (a)	Plan Name(1) (b)	Executive Contributions in Last FY(2) ($) (c)	Registrant Contributions in Last FY(3) ($) (d)	Aggregate Earnings in Last FY(4) ($) (e)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FYE(5) ($) (g)
Michael G. Morris	SRSP	383,500	81,704	522,602	—	2,434,833
	SORP	—	—	1,040,578	—	6,279,014

Brian X. Tierney	SRSP	93,338	37,592	104,233	—	1,049,435
	SORP	—	—	80,668		486,767

Carl L. English	SRSP	46,569	34,927	19,443	—	427,331
	SORP	—	—	357,757		2,158,764

Robert P. Powers	SRSP	49,623	31,483	51,843	—	1,549,614
	ICDP	—	—	18,246	—	525,314
	SORP	—	—	228,028	—	1,375,958

Susan Tomasky	SRSP	60,223	30,808	134,644	—	1,302,051
	SORP	—	—	627,672	—	3,787,470

Holly Keller Koeppel	SRSP	176,577	35,196	119,333	—	1,232,243
	SORP	—	—	222,257	—	1,341,135

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.
(2)	The amounts set forth under “Executive Contributions in Last FY” are reported in either (i) the Salary column of the Summary Compensation Table as compensation for 2009; or (ii) the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as compensation for 2008.
(3)	The amounts set forth under “Registrant Contributions in Last FY” for the Supplemental Retirement Savings Plan are also reported in the Other Compensation column of the Summary Compensation Table.
(4)	No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.
(5)	The amounts set forth under “Aggregate Balance at Last FYE” include amounts reported in the Summary Compensation Table in previous years, and previous year earnings on such amounts, in addition to the current year amounts shown in columns c, d and e. The values shown for the SORP are calculated using the average closing price of AEP common stock for the 20 trading days up to and including the date shown, which is the methodology used to calculate distribution payments under this plan.

Overview. AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive and performance unit payments. The plans are unfunded, and participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following plans:

•	The American Electric Power System Supplemental Retirement Savings Plan,

•	The American Electric Power System Incentive Compensation Deferral Plan, and

•	The American Electric Power System Stock Ownership Requirement Plan.

Supplemental Retirement Savings Plan. This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code.

•	Participants may defer up to 20% of the first $2,000,000 of their base pay and annual incentive pay.

•	The Company matches 100% of the participant’s contributions up to 1% of eligible compensation and 70% of the participant’s contributions from the next 5% of eligible compensation.

•

Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement of distributions for up to five years from the date of their termination of employment.

•

Participants may direct the investment of their plan account. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan. The investment options are those available to all employees in AEP’s qualified Retirement Savings Plan, except for one additional option that provides interest at a rate set each December at 120% of the applicable federal long-term rate with monthly compounding.

Incentive Compensation Deferral Plan. This plan allows eligible employees to defer taxes on annual incentive pay and earned performance units.

•	Participants may defer up to 80% of the full incentive award.

•	AEP does not offer any matching contributions.

•

Participants may direct the investment of their plan accounts. There were no above-market or preferential earnings with respect to the Incentive Compensation Deferral Plan. The investment options are those available to all employees in AEP’s qualified Retirement Savings Plan.

•

Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may withdraw amounts attributable to their pre-2005 contributions once prior to termination of employment, but the withdrawal amount would be subject to a 10% withdrawal penalty. Participants may elect to take distributions from their account in the same manner as the Supplemental Retirement Savings Plan.

Stock Ownership Requirement Plan. This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. AEP Career Shares become payable in cash following the participant’s termination of employment. Participants may elect to take distribution of their AEP Career Shares in the same manner as the Supplemental Retirement Savings Plan.

Potential Payments upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change in control of the Company.

SEVERANCE

AEP currently provides full-time employees, including the named executive officers, with severance benefits in the event their employment is terminated as the direct result of a restructuring or downsizing (“Severance-Eligible Employees”) if the employee releases AEP from any and all claims. These severance benefits include:

•	A lump sum severance payment equal to two weeks of base pay for each year of Company service,

•

Continued eligibility for medical and dental benefits at the active employee rates for eighteen months or until the participant becomes eligible for coverage from another employer, whichever occurs first,

•

For employees who are at least age 50 with 10 years of AEP service and who do not qualify for AEP’s retiree medical benefits or to be bridged to age 55 (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first, and

•	Outplacement services with an incremental cost to the Company of up to $30,000.

Severance-Eligible Employees who are within one year of becoming eligible for retiree medical benefits, which is available to those employees who are at least age 55 with at least 10 years of service (“Retirement-Eligible Employees”) are retained as active employees on a paid leave of absence until they become retirement eligible if they have sufficient severance and vacation pay to offset their base pay for this period. This benefit applies in lieu of severance and unused vacation payments that these employees would otherwise receive. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Code Section 409A.

Although employees generally must be employed through yearend to be eligible for annual incentive compensation, Severance-Eligible Employees and Retirement-Eligible Employees remain eligible for annual incentive compensation, to the extent of their eligible earnings, for the year of their termination. The target award for these employees reflects their cumulative base earnings for the plan year, which will be lower if the employee was not employed by the Company for the full plan year. Annual incentive awards for named executive officers continue to be subject to the performance-based maximum award limits of the Senior Officer Incentive Plan and the discretion of the HR Committee. Any annual incentive awards for severed or retired executive officers would be paid at approximately the same time as the awards for active employees.

If a Severance-Eligible Employee is terminated, a pro-rata portion of any outstanding performance units which the executive has held for at least six months remains eligible for payout. These prorated performance units will not become payable until the end of the performance period and remain subject to all performance objectives.

Severance-Eligible executives are also eligible for financial counseling and tax preparation services during the remainder of the year of their termination and the following calendar year. These services currently have a maximum annual incremental cost to the Company of $16,540.

CHANGE IN CONTROL

AEP defines “change in control” under its change in control agreements and long term incentive plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock,

•

A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation, or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers, which is triggered if there is a “change in control” of AEP and the named executive officer’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason”. These agreements provide for:

•	A lump sum payment equal to 2.99 times the named executive officers’ annual base salary plus target annual incentive under the annual incentive program,

•	Payment, if required, to make the named executive officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code, and

•	Outplacement services.

The lump sum change in control benefit payment is reduced by up to 5% for an executive officer if that reduction would avoid the 4999 excise tax. In November 2009 the HR Committee revised AEP’s change in control agreements that would be offered to new participants to eliminate the reimbursement for excise taxes.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board, or

(ii)	The willful conduct or omission by the executive, which the Board determines to be illegal, gross misconduct that is injurious to the Company, or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)	An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control,

(ii)	The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control,

(iii)	The reduction of the executive’s salary as in effect on the date of the change in control,

(iv)	Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies,

(v)	A failure by the Company to obtain from any successor the assent to the change in control agreement, or

(vi)	The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company has an opportunity to cure any of these circumstances before they may be considered “good reason”.

Also, award agreements issued under the Long-Term Incentive Plan provide that all outstanding awards will vest immediately upon a change in control. In addition, each type of long-term incentive award will be subject to special payment and valuation provisions upon a change in control as follows:

Stock Options—Participants with outstanding stock options are permitted to exercise any of their options in advance of the change in control and, thereby, receive cash equal to the value received by other AEP shareholders as a result of the change in control transaction (less applicable tax withholdings).

Performance Unit Awards—The performance unit awards will be deemed to have been fully earned at 100% of the target score, and all outstanding performance unit awards would be paid in a lump sum in cash at the higher of (i) the average closing price of a share of AEP common stock for the last 20 trading days prior to the change in control or (ii) if the change in control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the highest price paid per share of common stock in that transaction.

Restricted Stock—No special provisions apply to AEP’s restricted stock in the event of a change in control, although the HR Committee has the authority to accelerate the vesting of any and all equity awards.

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change in control.

Termination Scenarios

For the named executive officers who remain employed with the Company, the following tables show the incremental compensation and benefits that would have been paid to each named executive officer on December 31, 2009 under the circumstances cited in each column.

The values shown in the change in control column are triggered only if both of the following events occur (which is often referred to as a double trigger), except as noted for long-term incentives:

1)	There is a change in control of the Company, and

2)	The named executive officer’s employment is terminated by the Company without cause or by the executive with good reason.

No information is provided for terminations due to disability, because it is not AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2009

For Michael G. Morris

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance		For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($1.25 million)	$0	$2,500,000	[1]	$0	$3,737,500	$0
Annual Incentive for Completed Year[2]	$0	$0		$0	$0	$0
Other Payment for Annual Incentives[3]	$0	$0		$0	$4,111,250	$0
Long-Term Incentives:[4]
Unvested Restricted Shares (133,334)[5]	$0	$0		$0	$0	$0
Unvested 2008-2010 Performance Units[6]	$0	$3,205,365		$0	$4,808,048	$3,205,365
Unvested 2009-2011 Performance Units[6]	$0	$2,147,564		$0	$6,442,691	$2,147,564

Benefits:
Health and Welfare Benefits[7]	$0	$12,634		$0	$12,634	$14,204
Financial Counseling	$0	$16,540		$0	$16,540	$16,540
Outplacement Services[8]	$0	$30,000		$0	$30,000	$0

Other
Change in Control Benefit Reduction[9]	$0	$0		$0	($51,420)	$0
Tax Gross-up Upon Change In Control[10]	$0	$0		$0	$0	$0

Total Incremental Compensation And Benefits	$0	$7,912,103		$0	$19,107,243	$5,383,673

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2009

For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($400,000)	$0	$184,615	$0	$1,196,000	$0
Annual Incentive for Completed Year[2]	$0	$0	$0	$0	$0
Other Payment for Annual Incentives[3]	$0	$0	$0	$897,000	$0
Long-Term Incentives:[4]
Unvested 2008-2010 Performance Units[6]	$0	$439,514	$0	$659,271	$439,514
Unvested 2009-2011 Performance Units[6]	$0	$349,871	$0	$1,049,614	$349,871

Benefits:
Health and Welfare Benefits[7]	$0	$27,569	$0	$27,569	$73,807
Financial Counseling	$0	$16,540	$0	$16,540	$16,540
Outplacement Services[8]	$0	$30,000	$0	$30,000	$0

Other
Change in Control Benefit Reduction[9]	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control[10]	$0	$0	$0	$0	$0

Total Incremental Compensation and Benefits	$0	$1,048,109	$0	$3,875,994	$879,732

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2009

For Carl L. English

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($550,000)	$0	$126,923	$0	$1,644,500	$0
Annual Incentive for Completed Year[2]	$0	$0	$0	$0	$0
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,233,375	$0
Long-Term Incentives:[4]
Unvested 2008-2010 Performance Units[6]	$0	$1,149,833	$0	$1,724,749	$1,149,833
Unvested 2009-2011 Performance Units[6]	$0	$753,737	$0	$2,261,211	$753,737

Benefits:
Health and Welfare Benefits[7]	$0	$14,637	$0	$14,637	$8,818
Financial Counseling	$0	$16,540	$0	$16,540	$16,540
Outplacement Services[8]	$0	$30,000	$0	$30,000	$0

Other
Change in Control Benefit Reduction[9]	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control[10]	$0	$0	$0	$3,169,595	$0

Total Incremental Compensation and Benefits	$0	$2,091,670	$0	$10,094,607	$1,928,928

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2009

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($510,000)	$0	$235,385	$0	$1,524,900	$0
Annual Incentive for Completed Year[2]	$0	$0	$0	$0	$0
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,067,430	$0
Long-Term Incentives:[4]
Unvested 2008-2010 Performance Units[6]	$0	$751,858	$0	$1,127,787	$751,858
Unvested 2009-2011 Performance Units[6]	$0	$494,923	$0	$1,484,768	$494,923

Benefits:
Health and Welfare Benefits[7]	$0	$0	$0	$0	$0
Financial Counseling	$0	$16,540	$0	$16,540	$16,540
Outplacement Services[8]	$0	$30,000	$0	$30,000	$0

Other
Change in Control Benefit Reduction[9]	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control[10]	$0	$0	$0	$2,028,722	$0

Total Incremental Compensation and Benefits	$0	$1,528,706	$0	$7,280,147	$1,263,321

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2009

For Susan Tomasky

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($510,000)	$0	$215,769	$0	$1,524,900	$0
Annual Incentive for Completed Year[2]	$0	$0	$0	$0	$0
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,067,430	$0
Long-Term Incentives:[4]
Unvested 2008-2010 Performance Units[6]	$0	$682,348	$0	$1,023,522	$682,348
Unvested 2009-2011 Performance Units[6]	$0	$497,996	$0	$1,493,987	$497,996

Benefits:
Health and Welfare Benefits[7]	$0	$0	$0	$0	$0
Financial Counseling	$0	$16,540	$0	$16,540	$16,540
Outplacement Services[8]	$0	$30,000	$0	$30,000	$0

Other
Change in Control Benefit Reduction[9]	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control[10]	$0	$0	$0	$1,908,307	$0

Total Incremental Compensation and Benefits	$0	$1,442,653	$0	$7,064,686	$1,196,884

(1)	Mr. Morris’ employment agreement provides a severance benefit equal to two times his base pay in the event his employment is terminated not for cause, as defined therein.
(2)	Executive officers are eligible for an annual incentive award if they remain employed with AEP through year-end unless their employment is terminated for cause. However, the calculated bonus opportunity was 0.0% for 2009 for all executive officers, as shown on page 13, so no annual incentive awards were paid to executive officers for 2009. A complete description of the award determination process is provided in the Compensation Discussion and Analysis.
(3)	Represents a severance payment of 2.99 times each named executive officer’s current target annual incentive as of December 31, 2009.
(4)	The long-term incentive values shown represent the values that would be paid under such circumstances shown in each column, which are different from the values calculated in accordance with FASB ASC Topic 718. The amounts shown in the change in control column are payable upon the change in control regardless of whether the executive’s employment has been terminated.
(5)	Mr. Morris’ restricted shares will be forfeited upon termination prior to vesting unless the HR Committee determines that the circumstances of the termination warrant otherwise.

(6)	The target value of performance unit awards are shown. However, except in the event of a change in control, performance criteria continue to apply to performance units that vest early and award payments are not accelerated.
(7)	The amount reported upon severance or a change in control represents the cost to the Company of providing subsidized medical and dental benefits at employee rates for 18 months for those named executive officers who are not retirement-eligible. The amount reported upon death represents the present value of the cost to the Company of providing 50%- subsidized medical and dental coverage to the employee’s surviving spouse until the spouse reaches age 65.
(8)	Represents the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.
(9)	Represents a reduction in the lump sum change in control benefit payment of up to 5% that applies for an executive officer if that reduction would avoid 4999 excise taxes.
(10)	Represents a tax gross-up for the excise tax under section 4999 of the Internal Revenue Code, including all applicable taxes on this tax gross-up itself. The amount does not reflect any reductions attributable to non-compete agreements or other provisions to which the executive must agree to be eligible for change in control benefits.

The following table shows the value of additional compensation and benefits as of December 31, 2009 that would have been provided to each named executive officer after a termination of his or her employment on such date. These amounts were generally earned or vested over multiple years of service to AEP and only a portion is attributable to compensation for 2009.

Non-Incremental Post-Termination Compensation and Benefits as of December 31, 2009

Name (a)	Long-Term Incentives			Benefits
	Vested Stock Options (b)(1)	Vested Performance Units (c)(2)	AEP Career Shares (d)(3)	Vacation Payout (e)(4)	Post Retirement Benefits (f)(5)	Deferred Compensation (g)(6)
Michael G. Morris	$600,470	$3,803,347	$6,264,788	$64,904	$3,867,342	$2,434,833
Brian X. Tierney	$—	$228,779	$485,664	$23,798	$592,868	$1,049,435
Carl L. English	$—	$572,261	$2,153,874	$81,442	$458,722	$427,331
Robert P. Powers	$340,754	$572,261	$1,372,841	$0	$2,744,161	$2,074,928
Susan Tomasky	$—	$572,261	$3,778,889	$1,471	$3,794,053	$1,302,051
Holly Keller Koeppel	$—	$572,261	$1,338,096	$23,077	$1,809,197	$1,232,243

(1)	Represents the value that would have been realized had the named executive officer exercised his or her vested and outstanding stock options at the closing price of AEP common stock on December 31, 2009.
(2)	Represents the value of performance units that vested on December 31, 2009 calculated, as is required, using the market value of these shares on December 31, 2009. However, the actual value realized from these shares in February 2010 was based on the previous 20-day average closing market price of AEP common stock as of the vesting date. For a more detailed discussion of vesting of performance units, see page 27.
(3)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan using the market value of these shares on December 31, 2009.
(4)	Represents payment of accumulated but unused vacation for the current year and any carry-over from prior years.
(5)	Represents the lump sum benefit calculated for the named executive officer pursuant to the terms of the AEP Retirement Plan and AEP Supplemental Benefit Plan as of January 1, 2010, and, for Mr. Powers and Ms. Tomasky, the actuarial present value of postretirement welfare benefits pursuant to the current terms of AEP’s medical, dental and life insurance plans, based on an assumed (or, in the case of Ms. Koeppel, actual) separation from AEP service on December 31, 2009.
(6)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are reported in column (d).

In addition to the amounts above, the Company entered into a separation agreement that provided Ms. Koeppel with the following compensation and benefits upon her December 31, 2009 separation from service.

•	A separation payment in the amount $212,000, which is equal to two weeks of base pay for each year of her service to AEP and the value of subsidized medical insurance for 18 months.

•	Since Ms. Koeppel remained employed by AEP through year-end, she was eligible for a 2009 annual incentive award, although no award was paid to her or any executive officer.

•

Since Ms. Koeppel remained employed by AEP through the vesting date (December 31, 2009), she received payment for the 2007—2009 performance unit awards. All of Ms. Koeppel’s unvested performance unit awards (2008-2010 and 2009-2011 performance units) were canceled.

•	Ms Koeppel was also eligible for outplacement and financial counseling services, although she has not utilized these services and the Company has not incurred any expense with respect to them.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2010 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Options Exercisable Within 60 Days	Total
N. K. Akins	—		23,012	5,900	28,912
P. Chodak	—		—	—	—
C. L. English	20,899		61,911	—	82,810
J. B. Keane	11,071		31,700	—	42,771
M. G. Morris	283,568	(c)	180,074	149,000	612,642
R. E. Munczinski	10,998	(b)	3,120	—	14,118
C. R. Patton	528	(b)	15,343	—	15,871
R. P. Powers	19,691	(b)	39,461	46,001	105,153
B. X. Tierney	23,770	(b)	13,960	—	37,730
S. Tomasky	11,286	(b)	108,620	—	119,906
D. E. Welch	—		28,684	—	28,684
All directors, nominees and executive officers as a group (11 persons)	381,811	(d)	505,885	200,901	1,088,597

(a)	This column includes amounts deferred in Stock Units and held under AEP’s various officer benefit plans. Includes the following numbers of career shares: Mr. Morris, 180,074; Mr. English, 61,911; Mr. Powers, 39,461; Mr. Tierney, 13,960; Ms. Tomasky, 108,620; and all directors and executive officers as a group, 493,988.
(b)	Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Mr. Powers, 812; Mr. Tierney, 6,216; Ms. Tomasky, 4,820; and all directors and executive officers as a group, 21,054.
(c)	Includes restricted shares with different vesting schedules.
(d)	Represents less than 1% of the total number of shares outstanding.

MEETINGS OF THE BOARD OF DIRECTORS

Regular meetings of the Board of Directors were held once each month during the year. In addition, the Board of Directors holds special meetings from time to time as required. During 2009, the Board held twelve regular meetings.

Directors of the Company receive a fee of $50 for each meeting of the Board of Directors attended in addition to their salaries.

The Board of Directors of the Company has no committees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Deloitte & Touche LLP has been selected as the independent registered public accounting firm of the Company for the year 2010.

A representative of Deloitte & Touche LLP will not be present at the meeting unless prior to the day of the meeting the Secretary of the Company has received written notice from a shareholder addressed to the Secretary at 1 Riverside Plaza, Columbus, Ohio 43215, that such shareholder will attend the meeting and wishes to ask questions of a representative of the firm.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and December 31, 2008, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. The fees listed below also include an allocated portion of Deloitte & Touche LLP fees paid by the AEP System. While the Company has neither an Audit Committee nor pre-approval procedures, AEP’s Audit Committee pre-approval procedures are applicable to the Company.

	2009	2008
Audit Fees(1)	$878,821	$1,121,669
Audit-Related Fees(2)	993,806	112,911
Tax Fees(3)	26,225	66,469

TOTAL	$1,898,852	$1,301,049

(1)	Audit fees in 2008 and 2009 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 5 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.
(2)	Audit related fees consisted principally of regulatory, statutory, employee benefit plan audits.
(3)	Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

The AEP Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence, and the AEP Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

AEP’s Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The AEP Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent auditor and management are required to report to the AEP Audit Committee at each regular meeting regarding the extent of services provided by the independent auditor in accordance with this pre-approval policy, and the fees for the services performed to date. The AEP Audit Committee may also pre-approve particular services on a case-by-case basis. In 2009, all Deloitte & Touche LLP services were pre-approved by the AEP Audit Committee.

FORM 10-K

A copy of the Company’s 2009 Annual Report to the SEC, including the Company’s financial statements for the year ended December 31, 2009, is being furnished with this information statement. The 2009 Annual Report is also available on AEP’s website at www.AEP.com.

JOHN B. KEANE,

Secretary

March 19, 2010